Exhibit 2.1

Execution Version

Share Sale Agreement
relating to:
¤ 100% of the issued capital of Kaldor Industries Pty Limited (Kaldor Industries);
¤ 100% of the issued capital of Freiburg Holdings Pty Ltd (Freiburg Holdings); and
which companies together hold 94.74% of the issued capital of Australian Stationery Industries Pty Ltd (ASI); and
¤ 5.26% of the issued capital of ASI held by Enora Pty Ltd (Enora)
(Sale Shares)
—
Parties
The persons named in Schedule 1(Vendors)
ACCO Brands Australia Pty Limited (ACCO Brands) and Bigadale Pty Limited (Bigadale) (Purchasers)
The persons named in Schedule 3 (Guarantors)
Bruce Ronald Haynes (Bruce Haynes)
—

Share Sale Agreement

Details	6

Background	7

Agreed terms	8

1.	Defined terms & interpretation 8

1.1	Defined terms 8

1.2	Interpretation 16

1.3	Headings 17

2.	Conditions 17

2.1	Conditions 17

2.2	Waiver of Conditions 17

2.3	Conduct of the parties 17

2.4	Failure of Condition 18

2.5	Action on termination 18

2.6	Waiver of satisfaction of Condition No 2 or No 3 18

2.7	Termination pursuant to Condition No 5 18

3.	Sale and purchase 18

3.1	Agreement to sell and purchase 18

3.2	Steps for purchase of Sale Shares 18

3.3	Waiver of Pre‑emptive rights 19

4.	Purchase Price 19

4.1	Amount 19

4.2	Discharge of Inter Company Debt 19

4.3	Adjustment of the Initial Purchase Price 19

4.4	Payment of the Initial Purchase Price & Escrow Amount 19

4.5	Cleared funds 19

5.	Escrow 19

5.1	Execution of Escrow Deed 19

5.2	Costs of Escrow Account 20

5.3	No Unresolved Claims on Escrow Interim Date 20

5.4	No Unresolved Claims on Escrow Termination Date 20

5.5	Unresolved Claims on Escrow Termination Date 20

5.6	Payments in respect of Resolved Claims before Escrow Termination Date 20

5.7	Instructions 21

6.	Obligations prior to Completion 21

6.1	Continuity of Business 21

6.2	Access to Business and Records 21

6.3	Purchasers' obligations 22

6.4	Right to copy and consult 22

6.5	Prohibited actions 22

6.6	Consents 23

6.7	Reciprocal duty to inform 24

6.8	Preparation of Freiburg Holdings Pty Ltd tax return 24

7.	Completion 24

7.1	Time and place 24

7.2	Obligations of the Vendors 24

7.3	Obligations of the Purchasers 25

7.4	Simultaneous actions at Completion 26

7.5	Conduct until the Sale Shares are registered 26

7.6	Records 26

8.	Completion Accounts 26

8.1	Completion Accounts 26

8.2	Basis of preparation 26

8.3	Access to information 26

8.4	Review of Completion Accounts 26

8.5	Dispute Resolution Procedure 27

8.6	Costs 27

9.	Warranties 28

9.1	Warranties 28

9.2	Reliance of the Purchasers 28

9.3	Application of the Warranties 28

9.4	Qualifications 28

9.5	No limitations for fraud 28

9.6	No representation by a Group Company 28

9.7	Survival 28

10.	Indemnities 29

10.1	General indemnity 29

10.2	Specific indemnities 29

11.	Tax Indemnity 29

11.1	Indemnity 29

11.2	Exceptions to Indemnity 30

11.3	Tax Subject Claims 30

12.	Warranty, Indemnity and Tax Claims 30

12.1	Notice of potential Warranty Claim or Indemnity Claim 30

12.2	Effect of payment 31

12.3	Limits on Claims 31

12.4	Time limits on Claims 31

12.5	Gross‑up for Tax 32

12.6	Conduct of Third Party Claims 32

12.7	If Vendors conduct Third Party Claim 32

12.8	If Vendors do not conduct the Third Party Claim 33

12.9	Reimbursement if subsequent recovery from third parties 33

12.10	Notice of Tax Claim 33

12.11	Tax Claims process 34

12.12	Dispute between parties in relation to a Tax Claim 34

13.	Tax returns 35

13.1	Pre‑Completion returns for Vendor Holding Companies 35

13.2	Straddle Returns and Pre‑Completion Returns 35

14.	Representations by the Purchasers 36

14.1	Representations 36

14.2	Application of representations by the Purchasers 36

15.	Restraint 36

15.1	Defined terms 36

15.2	Prohibited activities 36

15.3	Duration of prohibition 37

15.4	Geographic application of prohibition 37

15.5	Interpretation 37

15.6	Exceptions 37

15.7	Acknowledgments 37

16.	Confidentiality and publicity 38

16.1	Confidentiality 38

16.2	Confidential Information ‑ until Completion or termination 38

16.3	Confidential Information ‑ after Completion 38

16.4	Announcements 38

17.	Termination 39

17.1	Default 39

17.2	After termination 39

17.3	Survival 39

17.4	Accrued rights 39

18.	GST 39

18.1	Interpretation 39

18.2	GST gross up 39

18.3	Reimbursements 39

18.4	Tax invoice 39

19.	Benefits held on trust 39

20.	Notices and other communications 39

20.1	Service of notices 39

20.2	Effective on receipt 40

21.	Notices, agreements, variations, waivers and consents by Vendors 40

21.1	Notices 40

21.2	Agreements, variations waivers and consents 40

22.	Assignment 40

22.1	Assignment in general 40

22.2	Assignment to financier 41

23.	Guarantees 41

23.1	Consideration 41

23.2	Guarantee and indemnity 41

23.3	Non‑payment or non‑performance 41

23.4	Demands 41

23.5	Immediate recourse 42

23.6	Continuing obligations 42

23.7	Extent of guarantee and indemnity 42

23.8	Principal and independent obligation 43

23.9	Deferral of certain rights 43

23.10	Prove in liquidation 43

23.11	Enforcement against Guarantor 43

24.	Miscellaneous 43

24.1	Alterations 43

24.2	Acceptances, approvals and consents 43

24.3	Costs 44

24.4	Stamp duty 44

24.5	Survival 44

24.6	Counterparts 44

24.7	No merger 44

24.8	Entire agreement 44

24.9	Further action 44

24.10	Severability 44

24.11	Waiver 44

24.12	Relationship 44

24.13	Governing law and jurisdiction 44

Schedule 1	– Vendors	45
Schedule 2	– Sale Share Entities ‑ Share capital & Particulars of Vendors' shareholding in each Sale Share Entity (Details)
		46
Schedule 3	– Guarantors	47
Schedule 4	– Group details (clause 1.1)	48
Schedule 5	– Officers (clause 6.3(b))	55
Schedule 6	– Completion Accounts – principles of preparation (clause 8)	60
Schedule 7	– Pro forma accounts (clause 8)	63
Schedule 8	– Warranties (clause 9)	66
Schedule 9	– Intellectual Property Rights (Warranty 15)	90
Schedule 10	– Properties (Warranty 18)	104
Schedule 11	– Cash distribution from Vendor Holding Companies (clauses 10.2(c) and 11.2(f))
		105
Signing page		106
Annexure A	– Approval Contracts	111
Annexure B	– Escrow Deed	116

Details

Date	22 March 2016
Parties

Name	The persons named in Schedule 1
Short form name	Each a Vendor

Name	ACCO Brands Australia Pty Limited
ABN
Short form name	ACCO Brands
Notice details	C/- General Counsel & Corporate Secretary, ACCO Brands Corporation, 4 Corporate Drive, Lake Zurich, IL 60047-8997, United States of America Email: pamela.schneider@acco.com Facsimile: +1 847 719 8904
Attention: Pamela Schneider

Name	Bigadale Pty Limited
ABN
Short form name	Bigadale
Notice details	C/- General Counsel & Corporate Secretary, ACCO Brands Corporation, 4 Corporate Drive, Lake Zurich, IL 60047-8997, United States of America Email: pamela.schneider@acco.com Facsimile: +1 847 719 8904
Attention: Pamela Schneider
ACCO Brands and Bigadale, each a Purchaser

Name	The persons named in Schedule 3
Short form name	Each a Guarantor

Name	Bruce Ronald Haynes
Short form name	Bruce Haynes
Notice details	17 The Pointe Bella Vista NSW 2153 Email: bruce.haynes@pelikanartline.com.au
Attention: Bruce Haynes

Background

A	Subsidiaries of the Vendors (as to 50%) and ACCO Brands (as to 50%):

(i)	conduct the Pelikan Artline Joint Venture; and

(ii)	own the issued capital of Pelikan Artline Pty Limited which is the agent for and operator of the Pelikan Artline Joint Venture.

B	The Sale Shares are legally and beneficially owned by the Vendors as set out in Schedule 2.

C	On the terms and conditions set out in this agreement, the parties have agreed that:

(i)	the Purchasers (in the proportions ACCO Brands 65% and Bigadale 35%) will purchase 100% of the issued capital of Kaldor Industries from the relevant Vendors; and

(ii)	Kaldor Industries will immediately thereafter purchase, with funding from the Purchasers:

(a)	100% of the issued capital of Freiburg Holdings from the relevant Vendors; and

(b)	5.26% of the issued capital of ASI from Enora,
so that the Purchasers will then effectively own 100% of the issued capital of ASI which, through its subsidiaries as set out in Schedule 4, owns:

(iii)	50% of the Pelikan Artline Joint Venture; and

(iv)	50% of the issued capital of Pelikan Artline Pty Limited.

D	Each Guarantor is:

(i)	a shareholder of;

(ii)	a director of; or

(iii)	has a substantial interest in,
one of the Vendors and, in consideration of the Purchasers entering into this agreement at their request, has agreed to give certain guarantees under this agreement.

Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms
In this agreement:
1936 Tax Act means the Income Tax Assessment Act 1936 (Cth).
1997 Tax Act means the Income Tax Assessment Act 1997 (Cth).
ACCO Group means ACCO Brands Corporation and any entity related to ACCO Brands Corporation, including without limitation, the Purchasers.
ACCO Group Confidential Information means:

(a)	all information of or used by ACCO Group regarding their transactions, operations and affairs;

(b)	all other information treated by any ACCO Group company as confidential;

(c)	all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraphs (a) or (b) of this definition; and

(d)	all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (a), (b) or (c) of this definition, that is not public knowledge (otherwise than as a result of a breach of a confidentiality obligation of a party).
Accounting Standards means:

(a)
the accounting standards required under the Corporations Act (including the Approved Accounting Standards issued by the Australian Accounting Standards Board) and other mandatory professional reporting requirements issued by the joint accounting bodies (including the Australian Accounting Standards issued either jointly by CPA Australia and the Chartered Accountants Australia and New Zealand or by the Australian Accounting Research Foundation on behalf of CPA Australia and the Chartered Accountants Australia and New Zealand in Australia); and

(b)
if no accounting standard applies under the Corporations Act or other mandatory professional reporting requirements, the principles set out in the Framework for the Preparation and Presentation of Financial Statements of the Australian Accounting Standards Board.

Accounts means the unaudited for Freiburg Holdings Pty Ltd and the audited for each other Group Company:

(a)	balance sheet as at the Accounts Date; and

(b)	profit and loss statement and statement of cash flows for the financial year ended on the Accounts Date, together with the notes to, and the reports of the directors in respect of those accounts.
Accounts Date means 30 September 2015.
Anti‑Bribery Laws means any bribery or corruption prevention laws, rules and regulations of any jurisdiction in which any Group Company conducts business (including Division 70 of the Criminal Code Act 1995 (Cth), the US Foreign Corrupt Practices Act 1977 and the Bribery Act 2010 (UK).
Approval Contract means each of the contracts to which a Group Company is a party and that is set out in Annexure A being contracts which require approvals or consents with respect to this transaction.
Associate means, in relation to a person:

(a)	an associate of the person under sections 10 to 17 of the Corporations Act;

(b)	a company or trust of which the person has Control; or

(c)	the spouse or child over the age of 18 of the person.

ASI means Australian Stationery Industries Pty Limited ABN 65 001 864 213.
Business means:

(a)	the businesses carried on by any Group Company as at the date of this agreement or the Completion Date (as the case requires); and

(b)	the Pelikan Artline business owned by:

(i)	Columbia Pelikan Pty Limited, as to 50%; and

(ii)	ACCO Brands Australia Pty Limited, as to 50%,
as joint venturers, being the business of manufacturing and distributing office products in Australia and New Zealand.
Business Day means:

(a)	for receiving a notice under clause 20.1, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the notice is received; and

(b)	for all other purposes, a day that is not a Saturday, Sunday, public holiday or bank holiday in NSW Australia or Chicago Illinois, USA.
Business Hours means from 9.00am to 5.00pm on a Business Day.
Claim includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this agreement.
Completion means completion of the sale and purchase of the Sale Shares contemplated by this agreement.
Completion Accounts means the:

(a)	balance sheet of Pelikan Artline and its subsidiaries, on a consolidated basis, as at the close of business on the Completion Date in order to identify the P.A. Net Asset Amount; and

(b)
aggregated balance sheet of the Vendor Holding Companies, including ASI and its subsidiaries on a consolidated basis, as at the close of business on the Completion Date in order to identify the V.H.C. Adjusted Net Asset Amount, to be prepared and determined in accordance with clause 8.
Completion Date means the date on which Completion occurs.
Conditions means the conditions set out in clause 2.1.
Consolidated Group has the meaning given in Part 3–90 of the 1997 Tax Act.
Control means:

(a)	of a company by a person if:

(i)	the person determines the composition of the board of directors of the company or has the capacity to do so;

(ii)	the board of directors of the company is accustomed to act in accordance with the instructions, directions or wishes of the person;

(iii)	the person holds or owns (alone or with its Associates or related bodies corporate):

(A)	the majority of the issued shares of the company;

(B)	the majority of the issued shares of any of the company's holding companies;

(C)	for the avoidance of doubt, the majority of the issued shares of the ultimate holding company of the company; or

(D)	the majority of any securities or other rights granted by the company entitling holders to distributions based on the profits, earnings or net liquidation proceeds of the company; or

(iv)	the person controls (as that term is defined in the Corporations Act) the company; and

(b)	of a trust by a person if:

(i)	the person is a trustee of the trust;

(ii)	the person has, either alone or with its Associates, the ability to remove or appoint the trustee of the trust;

(iii)	the composition of the board of directors of any trustee company of the trust is determined by the person or the person has the capacity to do so;

(iv)	the board of directors of any trustee company of the trust is accustomed to act in accordance with the instructions, directions or wishes of the person; or

(v)	the person holds or owns (alone or with its Associates or related bodies corporate):

(A)	the majority of the issued shares of any trustee company of the trust;

(B)	the majority of the issued shares of a holding company of any trustee company of the trust;

(C)	for the avoidance of doubt, the majority of the issued shares of the ultimate holding company of any trustee company of the trust; or

(D)	the majority of the units, securities or other rights granted by the trust which entitling holders to distributions from the trust; or

(vi)	the person controls (as that term is defined in the Corporations Act) the trust.
Corporations Act means the Corporations Act 2001 (Cth).
Data Room means the virtual data room maintained by or on behalf of the Vendors and hosted by Ansarada at https://dataroom.ansarada.com/projectpinto to which the Purchaser and its Related Bodies Corporate and their respective Representatives have had access.
Determination Date means the fifth Business Day after the date on which:

(a)	the Completion Accounts;

(b)	the P.A. Net Assets Amount; and

(c)	the V.H.C. Adjusted Net Assets Amount,
become final and binding on the Vendors and the Purchasers under this agreement.
Disclosing Party has the meaning given in clause 16.1(a).
Disclosure Letter means the letter from the Vendors to the Purchasers of the same date as this agreement entitled 'Disclosure Letter' which makes:

(a)	specific disclosures (in accordance with clause 1.2(q)) against specific Warranties; and

(b)	a general disclosure (in accordance with clause 1.2(q)) of all the documents and answers to questions in the Vendors' data room (identified by an attached index) against all the Warranties.
EBITDA means annual earnings before interest tax, depreciation and amortisation calculated in accordance with the principles set out in Schedule 6.
Enora means Enora Pty Ltd ACN 001 855 036.
ERT means the Pelikan Artline Employee Remuneration Trust established by trust deed dated 18 March 2016 between Columbia Pelikan Pty Limited and Pelikan Artline Employees Remuneration Pty Ltd for the purpose of providing a financial reward to certain employees of the Joint Venture and Geoff Penney (Australia) Pty Limited that have contributed to the profitability of Columbia Pelikan Pty Limited.
Escrow Account means an interest bearing controlled monies account styled 'Escrow Account –Pinto' (or another style as the parties reasonably agree) in the name of the parties held on account with an Australian bank and controlled by the Escrow Agent.
Escrow Agent means Australia and New Zealand Banking Group Limited ABN 11 005 357 522.
Escrow Amount means $10,895,855 being 10% of the Initial Purchase Price.

Escrow Deed means the escrow deed between the Vendor Nominee (on behalf of the Vendors), ACCO Brands (on behalf of the Purchasers) and the Escrow Agent substantially in the form set out in Annexure B.
Escrow Interim Date means the date being 12 months from the Completion Date.
Escrow Termination Date means the date being two years from the Completion Date.
Freiburg Holdings means Freiburg Holdings Pty Limited ABN 61 005 158 529.
Governmental Authority includes any governmental, semi–governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including any town planning or development authority, public utility, environmental, building, health, safety or other body or authority) having jurisdiction, authority or power over or in respect of any Group Company or any of the Subsidiaries, the Business or the Properties.
Group means:

(a)	each Sale Share Entity;

(b)	each of the Subsidiaries;

(c)	Pelikan Artline and the Joint Venture; and

(d)	each subsidiary (as that term is defined in the Corporations Act) of Pelikan Artline.
Group Company means any of the following:

(a)	any Sale Share Entity;

(b)	any of the Subsidiaries;

(c)	Pelikan Artline and the Joint Venture; and

(d)	any subsidiary (as defined in the Corporations Act) of Pelikan Artline.
Group Confidential Information means:

(a)	all information of or used by any Group Company or the Business relating to their transactions, operations and affairs;

(b)	all other information treated by any Group Company as confidential;

(c)	all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraphs (a) or (b) of this definition; and

(d)	all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (a), (b) or (c) of this definition, that is not public knowledge (otherwise than as a result of a breach of a confidentiality obligation of a party).
Guarantors means the persons set out in Schedule 3 and who are respectively guaranteeing the obligations of the Vendor for which they are the nominee, as set out in Schedule 3.
Head Company has the meaning given to it in section 703‑15 of the 1997 Tax Act.
Indemnities mean the indemnities given by the Vendors to the Purchasers and each Group Company under clause 9 and the Tax Indemnity.
Indemnity Claim means a Claim by the Purchasers under an Indemnity.
Independent Accountant means a chartered accountant or firm of chartered accountants appointed under clause 8.5(d).
Initial Purchase Price means:

(a)	the Pre-Completion P.A. Net Assets Amount; and

(b)	plus $69,497,000.
Inter Company Debt means:

(a)	any money owing by a Group Company as at the close of business on the Completion Date to the Vendors or any of their Associates; and

(b)	any money owing to a Group Company as at the close of business on the Completion Date by the Vendors or any of their Associates.

Joint Venture means the Pelikan Artline Joint Venture carried on by:

(a)	Columbia Pelikan Pty Limited ACN 000 045 376; and

(b)	ACCO Brands Australia Pty Limited ACN 000 526 376,
of owning and conducting the Business in accordance with the Joint Venture Agreement.
Joint Venture Agreement means the asset sale and joint venture agreement and agency agreement dated 24 December 1998 made between:

(a)	Columbia Pelikan Pty Limited ACN 000 045 376,

(b)	ACCO Brands Australia Pty Limited ACN 000 526 376 Fordigraph,

(c)	Pelikan Artline Pty Limited ACN 084 958 556; and

(d)	General Binding LLC (formerly known as General Binding Corporation), as amended by:

(e)	Deed of Variation for Pelikan Quartet Joint Venture dated 25 February 2005;

(f)	Management Resolutions for Pelikan Artline Pty Limited Meeting on Wednesday 2 April 2008;

(g)	Letter from ACCO Brands to Pelikan Artline dated 1 April 2008,

(h)	Pelikan Artline Pty Limited Management Resolution dated October 2010; and

(i)	Deed of Transfer and Novation dated 25 May 2011.
Joint Venture Assets means all of the assets of the Joint Venture including, without limitation, those set out in the Accounts.
Joint Venture Liabilities means the Liabilities of the Joint Venture including without limitation, those set out in the Accounts.
Kaldor Industries means Kaldor Industries Pty Limited ABN 12 001 838 508 .
Leases mean the leases of the Properties, details of which are set out in Schedule 10.
Liabilities includes all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description (including legal costs and expenses).
Management Accounts means the unaudited consolidated monthly accounts of Pelikan Artline as at 29 February 2016 and for the five-month period ended on 29 February 2016.
Material Adverse Change means a matter, event or circumstance which has had, or, in the reasonable opinion of the Purchasers, is likely to have, either individually or when aggregated with other matters, events or circumstances, a material adverse effect on the Business or assets or the financial or trading position, liabilities, revenue, earnings, financial condition, profitability or prospects of Business or any Group Company by:

(a)	diminishing the net assets of the Business as set out in the latest monthly period of the Management Accounts by 10% or more; or

(b)	reducing the EBITDA being generated by the Business as set out in the latest monthly period of the Management Accounts by 10% or more; or

(c)	increasing by any amount the liabilities of any of the Vendor Holding Companies since the Accounts Date other than taxes and other liabilities incurred in the ordinary course of their activities.
Necessary Approvals means, in respect of an Approval Contract, all approvals, amendments, consents or waivers required under the terms of that Approval Contract in order to effect all of the transactions contemplated by this agreement without:

(a)	breaching the terms of the Approval Contract; or

(b)	giving rise to, or permitting any party to the Approval Contract to exercise, any right under the relevant Approval Contract (including any right to terminate the Approval Contract).
P.A. Net Assets Amount means 45% of the amount of the consolidated net assets of Pelikan Artline and the Joint Venture as at the close of business on the Completion Date, as set out in the Completion Accounts.

Pelikan Artline means Pelikan Artline Pty Limited in its capacity as agent for, and operator of, the Joint Venture including holding the Joint Venture Assets, and having incurred the Joint Venture Liabilities, on behalf of the Joint Venture.
Perfected has the meaning given in section 21 of the PPSA.
Permitted Security Interest means any of:

(a)
a retention of title arrangement under which title is retained by a supplier over goods supplied to the Vendor until payment for such goods is made provided that such arrangement has been entered into in the ordinary and usual course of business; and

(b)	a Security Interest in favour of any Government Authority for taxes, rates or charges which are not overdue or are being contested or litigated in good faith.
PPSA means the Personal Property Securities Act 2009 (Cth).
Pre‑Completion P.A. Net Assets Amount means $39,461,549, being 45% of $87,692,331 which is the amount of the combined net assets of Pelikan Artline and the Joint Venture as at the Accounts Date.
Properties means the leasehold properties listed in Schedule 10.
Public Agency means:

(a)	a Governmental Authority;

(b)	a political party;

(c)	a public organisation, being an organisation whose members are:

(i)	countries or territories;

(ii)	governments of countries or territories; and/or

(iii)	other public international organisations and includes, without limitation, the World Bank, the United Nations, the International Monetary Fund and the OECD; and

(d)
any company, association, organisation, business, enterprise, organ, committee, sub‑committee, commission, council or other entity which is owned, whether in whole or in part, or controlled or established by any person listed in paragraphs (a) to (c) of this definition.

Purchase Price means the amount specified in clause 4.1.
Recipient has the meaning given in clause 16.1.
Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this agreement, belonging or relating to or used by any Group Company including certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records.
Recovered Amount has the meaning given in clause 12.9(a).
related body corporate has the meaning given in the Corporations Act.
Representatives means, in relation to a person or entity, its officers, employees, contractors, agents, advisers or financiers.
Respective Proportions means the respective proportions in which the Vendors are entitled to share in the Purchase Price as set out in Schedule 2.
Resolved Claim means any Claim in respect of which notice has been given by the Purchasers in accordance with clause 12.1 before the Escrow Termination Date and which has been resolved by:

(a)	the Purchasers withdrawing the Claim;

(b)	the Vendors and the Purchasers agreeing in writing the amount to be paid in settlement of the Claim; or

(c)	a court of competent jurisdiction making a final award of damages, or a determination that no damages are payable, in respect of the Claim.
Sale Shares means, as set out in Schedule 2:

(a)	100% of the total issued capital of Kaldor Industries Pty Limited; and

(b)	100% of the total issued capital of Freiburg Holdings Pty Ltd; and
which companies together hold 94.74% of the total issued capital of Australian Stationery Industries Pty Ltd; and

(c)	5.26% of the total issued capital of Australian Stationery Industries Pty Ltd held by Enora Pty Ltd,
Sale Share Entity means:

(a)	Kaldor Industries Pty Limited ABN 12 001 838 508;

(b)	Freiburg Holdings Pty Ltd ABN 61 005 158 529; and

(c)	Australian Stationery Industries Pty Ltd ABN 65 001 864 213,
further details of which are set out in Schedule 4.
Scheduled Completion Date means the last Business Day of the calendar month in which all the Conditions (other than any Condition which by its nature is incapable of fulfilment until immediately prior to Completion) have been fulfilled (or waived under clause 2) at least five Business Days before the end of the calendar month.
Security Interest means a 'security interest' as defined in the PPSA except for any Permitted Security Interest.
Subsidiaries means each of the subsidiaries, as that term is defined in the Corporations Act, of Australian Stationery Industries Pty Ltd as set out in Schedule 4.
Sunset Date means the date being [six] months after the date of this agreement.
Tax includes income tax, capital gains tax, franking deficit tax, franking additional tax, over–franking tax, withholding tax, fringe benefits tax, pay–as–you–earn, pay–as–you–go, sales tax, customs duty, payroll tax, land tax, stamp duty, financial institutions duty, debits tax, water and municipal rates, gift tax, estate tax, superannuation contributions and charges, social security and national insurance contributions, purchase, goods and services tax, value added tax, prescribed payments and all other taxes, charges, assessments, contributions, withholdings, remittances, imposts, duties, excises, rates and levies in Australia, New Zealand and any other part of the world and any penalties, interest, fines or other costs in relation to any Tax.
Tax Act means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth), as the context requires, and the Income Tax Act 2007 (New Zealand).
Tax Authority means any government, semi–government, administrative, municipal, statutory, fiscal or judicial body, department, commission, authority, tribunal, agency, entity or person responsible for the collection of any Tax or administration of any Tax Law.
Tax Claim means an assessment, notice, amended assessment, demand or other document issued by or taken by or on behalf of any Tax Authority against a Group Company whether before or after the date of this agreement as a result of which the Group Company is liable to make a payment for Tax or is deprived of the benefit of any Tax Relief and also includes any amounts payable by such company under a valid tax sharing agreement under section 721–25 of the 1997 Tax Act.
Tax Indemnity means the indemnity given by the Vendors under clause 10.
Tax Law means any law with respect to or imposing any Tax.
Tax Liability means all Liabilities relating to Tax including:

(a)
any Tax payable by a Group Company (or for which a Group Company is liable, whether directly or pursuant to any agreement relating to Tax) or any loss or reduction of any Tax Relief of a Group Company; and

(b)	all costs and expenses incurred by or on behalf of a Group Company in managing any Tax enquiry, dispute or similar action.

Tax Relief means any credit, rebate, refund, relief, allowance or deduction in relation to Tax (including any carry forward Tax losses that accrue before Completion or become available before Completion).
Tax Subject Claim means a Claim for a breach of a Tax Warranty or under the Tax Indemnity.
Tax Warranties means the Warranties that comprise Warranty 11.
Third Party means a person that is not a party or an Associate of a party.
Third Party Claim means:

(a)	a Claim made by a Third Party against the Purchasers or any Group Company that is reasonably likely to result in a Claim by the Purchasers under this agreement; or

(b)	a Claim the Purchasers or any Group Company is entitled to make against a Third Party based on anything that is reasonably likely to result in a Claim by the Purchasers under this agreement.
Title Subject Claim means a Claim for a breach of a Title Warranty.
Title Warranties means the Warranties that comprise Warranty 2, Warranty 3 and Warranty 4.
Unresolved Claim means any Claim in respect of which notice has been given by the Purchasers in accordance with clause 12.1 before the Escrow Termination Date which is not a Resolved Claim.
Vendor Holding Companies means:

(a)	Kaldor Industries Pty Limited ABN 12 001 838 508;

(b)	Freiburg Holdings Pty Ltd ABN 61 005 158 529;

(c)	Australian Stationery Industries Pty Ltd ABN 65 001 864 213;

(d)	Columbia Products Pty Limited ABN 60 000 008 453;

(e)	Columbia Pelikan Pty Limited ACN 000 045 376; and

(f)	Trodat Australia Pty Limited ACN 083 060 253.
Vendor Nominee means Andrew Kaldor or such other person nominated by the Vendors in writing to the Purchasers.
Vendor Payment has the meaning given in clause 12.9(a).
V.H.C. Adjusted Net Assets Amount means 100% of the amount of the aggregated net assets of the Vendor Holding Companies as at the close of business on the Completion Date (including ASI and its subsidiaries on a consolidated basis), as set out in the Completion Accounts minus:

(a)	the amount recorded in the consolidated accounts of ASI for the value of the investment held in Pelikan Artline;

(b)	the amount recorded in the accounts of Kaldor Industries Pty Limited for the investment held in ASI; and

(c)	the amount recorded in the accounts of Frieburg Holdings Pty Limited for the investment held in ASI.
Warranties means each of the representations and warranties given under clause 9 and set out in Schedule 8.
Warranty Claim means a Claim by the Purchasers for a breach of Warranty.

1.2	Interpretation
In this agreement, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)
a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A, dollar or $ is to Australian currency;

(f)	a reference to time is to Sydney, NSW, Australia time;

(g)	a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party's executors, administrators, successors and permitted assigns and substitutes;

(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re–enactments or replacements of any of them;

(j)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(k)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(l)
any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally except that each Vendor is only severally responsible for that Vendor's Respective Proportion of a Warranty Claim or Indemnity Claim;

(m)
any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(n)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it;

(o)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day;

(p)	a reference to a document in agreed form is to a document the form of which has been agreed by the parties before the date of this agreement;

(q)
a reference to except as disclosed (or words to that effect) is a reference to something that is fully and fairly disclosed in this agreement or the Disclosure Letter. In this context, for a matter to be fully and fairly disclosed it must be disclosed to the Purchasers in sufficient detail so as to enable a reasonable person to identify the nature and scope of the relevant matter, event or circumstance (including in each case, the financial effect or other material implication of the relevant matter, event or circumstance must be reasonably ascertainable from the information disclosed); and

(r)	a reference to an agreement, arrangement, contract or understanding includes an agreement, arrangement, contract or understanding that is oral or partly oral.

1.3	Headings
Headings are for ease of reference only and do not affect interpretation.

2.	Conditions

2.1	Conditions
Completion must not occur until, all of the following Conditions are fulfilled (or waived in accordance with clause 2.2).

	Condition	Party entitled to benefit

1	All Necessary Approvals required under the Approval Contracts, are obtained either: (a) without conditions or requirements; or (b) with conditions and requirements that are acceptable to the Purchasers.	The Purchasers
2	There is no breach of any of the Warranties nor any facts or circumstances that may reasonably be expected to give rise to a breach of any of the Warranties.	The Purchasers
3	There is no Material Adverse Change.	The Purchasers
4
(a) The holder of each Security Interest over the Sale Shares or the assets of a Group Company executes an unconditional deed of release with respect to that Security Interest on terms satisfactory to the Purchasers.
(b) Each Vendor Holding Company is unconditionally released from any guarantee that it has given to support a Vendor or an Associate of a Vendor.

The Purchasers
5
There is no change to a Tax Law that will, in the opinion of the Vendors acting reasonably, result in their individual liability for tax on the sale of their Sale Shares exceeding 25% of their Respective Proportion of the Initial Purchase Price.
The Vendors
6	The Escrow Deed is executed by all parties to it.	The Purchasers and the Vendors

2.2	Waiver of Conditions
A Condition may only be waived in writing by each party entitled to the benefit of that Condition (as specified in relation to each Condition in the second column of the table in clause 2.1) and will be effective only to the extent specifically set out in that waiver.

2.3	Conduct of the parties
Each party must use all reasonable efforts within its own capacity to ensure that each Condition is fulfilled before 5.00pm on the Sunset Date.

2.4	Failure of Condition
Subject to clause 2.7, if a party has complied with its obligations under clause 2.3, it may terminate this agreement by giving notice in writing to the other parties if one or more Conditions for which it is a party entitled to benefit are not fulfilled or waived by 5.00pm on the Sunset Date or another date agreed by the parties in writing.

2.5	Action on termination
On termination of this agreement under clause 2.4, clause 17 applies.

2.6	Waiver of satisfaction of Condition No 2 or No 3
If the Purchasers waive satisfaction of Condition No 2 or Condition No 3 and do not exercise their right of termination then the Purchasers will not be able to make a Claim in respect of the relevant matters, events or circumstances and for the avoidance of doubt the Purchasers agree that if either

Condition No 2 or Condition No 3 is triggered arising from the Purchasers' awareness (including due to notification by the Vendors) of a relevant matter, event or circumstance in sufficient detail so as to enable the Purchasers to identify the nature and scope of the relevant matter, event or circumstance (including the financial effect or other material implication of the relevant matter, event or circumstance being reasonably ascertainable from the known information) prior to Completion then the Purchasers will either waive the Condition or exercise their right of termination or enter into negotiations with the Vendors with a view to reaching an agreement regarding the same.

2.7	Termination pursuant to Condition No 5
The Vendors can only terminate this agreement as a result of Condition No 5 not being satisfied if, when they give notice in writing of termination, they also pay, in their Respective Proportions, to the Purchasers an amount equal to the total accounting, legal, tax advice, banking and other out‑of-pocket costs and expenses incurred by the Purchasers with respect to the transaction recorded in this agreement and due diligence for the transaction, up to a maximum amount of $1,000,000.

3.	Sale and purchase

3.1	Agreement to sell and purchase
Subject to the Conditions being fulfilled or waived on or before the Sunset Date pursuant to clause 2, the Vendors as legal and beneficial owners agree to sell to the Purchasers, and the Purchasers agree to buy from the Vendors, the Sale Shares:

(a)	for, in aggregate, the Purchase Price;

(b)	free from Security Interests; and

(c)	with all rights, including dividend and voting rights, attached or accrued to them on the date of this agreement, in accordance with clause 3.2.

3.2	Steps for purchase of Sale Shares
The Sale Shares will be acquired in accordance with the following steps on Completion:

(a)	firstly the Purchasers, in the proportions:

(i)	ACCO Brands as to 65%; and

(ii)	Bigadale as to 35%,
will purchase, for 52.63% of the Purchase Price (in accordance with the Respective Proportions set out in Column 7 of Schedule 2), 100% of the issued capital of Kaldor Industries from the relevant Vendors; and

(b)
secondly Kaldor Industries will immediately thereafter purchase, for the balance of the Purchase Price and (in accordance with the Respective Proportions set out in Column 7 of Schedule 2), with funding from the Purchasers:

(i)	100% of the issued capital of Freiburg Holdings from the relevant Vendors; and

(ii)	5.26% of the issued capital of ASI from Enora.

3.3	Waiver of Pre‑emptive rights
Each Vendor waives in favour of the Purchasers any rights of pre–emption which that Vendor has or may have in respect of any of the Sale Shares.

4.	Purchase Price

4.1	Amount
The Purchase Price for the Sale Shares is the Initial Purchase Price, subject to adjustment under clause 4.3.

4.2	Discharge of Inter Company Debt
On the Completion Date the Vendors must ensure that all of the Inter Company Debt is repaid, including by providing appropriate directions to the Purchasers with respect to payment of the Initial Purchase Price.

4.3	Adjustment of the Initial Purchase Price

(a)
If the P.A. Net Assets Amount is more than the Pre‑Completion P.A. Net Assets Amount, then on the Determination Date the Purchasers must pay an amount equal to the excess to the Vendors in their Respective Proportions.

(b)
If the P.A. Net Assets Amount is less than the Pre‑Completion P.A. Net Assets Amount, then on the Determination Date the Vendors must, in their Respective Proportions, pay an amount equal to the shortfall to the Purchasers.

(c)	If the V.H.C. Adjusted Net Assets Amount is a positive number, then on the Determination Date the Purchasers must pay that amount to the Vendors in their Respective Proportions.

(d)	If the V.H.C. Adjusted Net Assets Amount is a negative number, then on the Determination Date the Vendors must, in their Respective Proportions, pay that amount to the Purchasers.

(e)	Any payments to be made pursuant to clauses 4.3(a) - (d) above will be netted off so that only one payment will be made by the Vendors or the Purchasers.

4.4	Payment of the Initial Purchase Price & Escrow Amount
The Purchasers must pay on Completion the Initial Purchase Price by paying:

(a)	the Initial Purchase Price minus the Escrow Amount to the Vendors in their Respective Proportions in accordance with clause 7.3(a); and

(b)	the Escrow Amount into the Escrow Account in accordance with clause 7.3(b).

4.5	Cleared funds
With the exception of the Escrow Amount which must be paid into the Escrow Account, all payments under this agreement must be paid by bank cheque, telegraphic transfer to an account or accounts nominated by, as applicable, the Vendors or the Purchasers or otherwise in cleared funds.

5.	Escrow

5.1	Execution of Escrow Deed
On or before Completion the Purchasers, the Vendor and the Escrow Agent must each deliver a duly executed counterpart of the Escrow Deed to each other party to the Escrow Deed.

5.2	Costs of Escrow Account
The Purchasers, as to 50% and the Vendors, as to 50% in their Respective Proportions, must pay all the expenses incurred in establishing and operating the Escrow Account, including the fees charged by the Escrow Agent.

5.3	No Unresolved Claims on Escrow Interim Date
If the Vendors have not received written notice of a Claim pursuant to clause 12.1 before the Escrow Interim Date, an amount equal to 4% of the Initial Purchase Price must be paid from the Escrow Account to the Vendors in their Respective Proportions on the date that is five Business Days after the Escrow Interim Date.

5.4	No Unresolved Claims on Escrow Termination Date
If there are no Unresolved Claims outstanding on the Escrow Termination Date, the remaining Escrow Amount (after an interim payment pursuant to clause 5.3, if any) and any accrued but unpaid interest must be paid to the Vendors in their Respective Proportions on the date that is five Business Days after the Escrow Termination Date.

5.5	Unresolved Claims on Escrow Termination Date

(a)	If any Unresolved Claim is outstanding on the Escrow Termination Date, then:

(i)	an amount equal to the lower of:

(A)	the amount of all Unresolved Claims then outstanding; and

(B)	the remaining Escrow Amount,
together with any accrued interest as at the Escrow Termination Date must be retained in the Escrow Account and dealt with in accordance with clause 5.5(b); and

(ii)	the balance, if any, of the remaining Escrow Amount must be released to the Vendors in their Respective Proportions on the date that is five Business Days after the Escrow Termination Date;

(b)	If an Unresolved Claim that is outstanding on the Escrow Termination Date subsequently becomes a Resolved Claim and:

(i)	a payment becomes due to the Purchasers in respect of that Resolved Claim, then:

(A)	within five Business Days after such payment becomes due, that amount must be paid out of the Escrow Account to the Purchasers; and

(B)	after such payment has been made, the provisions of clause 5.5(a) will be applied as if references to the Escrow Termination Date were to the date on which that payment was made; or

(ii)
no payment is due to the Purchasers in respect of that Resolved Claim, then the provisions of clause 5.5(a) will immediately be applied as if references to the Escrow Termination Date were to the date on which that Unresolved Claim became a Resolved Claim.

5.6	Payments in respect of Resolved Claims before Escrow Termination Date
If before the Escrow Termination Date:

(a)	a payment becomes due to the Purchasers in respect of any Resolved Claim; and

(b)	the Vendor fails to pay the relevant amount on the due date for payment, then on any day following the fifth Business Day after such payment became due, if such amount still remains outstanding, the Purchasers may require such amount to be paid out of the Escrow Account to the Purchasers.

5.7	Instructions
The Purchasers and the Vendor must promptly give or join in giving all instructions and take all other steps as may be necessary to procure that the Escrow Account is operated and the Escrow Amount (including interest accruing on it) is applied in accordance with this clause 5.

6.	Obligations prior to Completion

6.1	Continuity of Business
Until the earlier of Completion and the termination of this agreement, the Vendors must, and must procure the Group to:

(a)	carry on the Business in the ordinary course;

(b)
manage the working capital requirements and any Liabilities of the Group in the ordinary course of the Business and ensure that no contracts or commitments differing from those ordinarily made in the conduct of the Business are entered into or incurred;

(c)	carry on the Business in the ordinary and usual course and in the same manner as it was conducted in the 12 months before the date of this agreement;

(d)	ensure the Group performs all of its obligations under all contracts;

(e)	ensure the Group maintains all of its Records in accordance with past practice;

(f)	ensure the Group complies in all material respects with all Applicable Laws;

(g)
use all reasonable efforts to preserve the Business and the assets and the goodwill of the Group and to maintain the current employees of the Business and to maintain the current directors and officers (as applicable) of the Group;

(h)
use all reasonable efforts to encourage suppliers and customers to maintain their levels of trade with the Group after Completion and, to the extent applicable, renew their contracts on no less favourable terms;

(i)	ensure that:

(i)
no payment is made or other benefit is given directly or indirectly through any person, to any Public Agency or Public Officials in the operation of the Group, other than any contractually stipulated payments;

(ii)
the Purchasers are promptly notified in writing of the details, including the circumstances, amount and payee, if a Vendor discovers that any payment or benefit to a Public Agency or Public Official is, or has been, made either directly or indirectly by any person; and

(iii)
no payment is made or other benefit is given to any other person, regardless of the form, whether in money, property or services, to obtain favourable treatment in obtaining, retaining or directing business or to obtain special concessions or to pay for favourable treatment for business secured or for special concessions already obtained.

6.2	Access to Business and Records
The Vendors must allow the Purchasers and their Representatives reasonable access to the Properties, the Records and the employees of the Business and any Group Company at all reasonable times before Completion to enable the Purchasers, as is reasonably necessary, to:

(a)	become more familiar with the Business and the affairs of the Group; and

(b)	investigate the accuracy of the Warranties.

6.3	Purchasers' obligations

(a)
The Purchasers must use reasonable endeavours to ensure that any access under clause 6.2 is exercised and conducted in a manner to avoid unreasonable and material disruption to the conduct of the Business and the activities and operations of the Group and its employees.

(b)	Before Completion and for the purposes of Completion, the Purchasers must provide to each Group Company a written consent to act as:

(i)
Director and secretary in respect of each of the persons listed in the third and fourth columns of the table in Schedule 5 (or any other prospective directors notified in writing by the Purchasers to the Vendors before Completion); and

(ii)	Tax agent from its tax advisers in respect of the relevant Group Company.

6.4	Right to copy and consult
For the purposes of clause 6.2, the Purchasers may:

(a)	make copies of material examined; and

(b)	consult with employees, customers and suppliers of the Group.

6.5	Prohibited actions
Notwithstanding clause 6.1 and except as expressly required or provided for by this agreement, until the earlier of Completion and the termination of this agreement, the Vendors must procure that:

(a)	each Vendor Holding Company does not enter into any commitment, undertaking or agreement, including the granting of any guarantee, without the prior written consent of the Purchasers; and

(b)	each Group Company does not, without the prior written consent of the Purchasers, authorise, agree to (whether in writing or otherwise), attempt or commit to, any of the following:

(i)	dispose or agree to dispose of or grant any Security Interest in relation to an asset, other than stock sold in the ordinary course of business, or shares in another Group Company;

(ii)	terminate or adversely vary or fail to enforce the terms of any material contract or accept or agree to any variations to services to be performed or goods to be supplied under a material contract;

(iii)	enter into any abnormal or unusual transaction which adversely affects the Business;

(iv)	enter into any commitment (or series of commitments) for capital expenditure in excess of $250,000 other than in the ordinary course of carrying on the Business;

(v)	enter into any contract other than in the ordinary course of carrying on the Business;

(vi)
amend the terms of engagement of, or terminate the employment of, any of the employees of a Group Company, either through individual contract or through negotiations with a union, other than in the ordinary course of carrying on the Business;

(vii)
make, or permit to be made, any material changes to the superannuation arrangements of any of the employees of a Group Company other than in the ordinary course of carrying on the Business or other than as required by law;

(viii)	hire, or agree to hire, any senior employee, agent or contractor of a Group Company other than in the ordinary course of carrying on the Business;

(ix)
agree to pay to any senior employee of a Group Company any severance or termination payment or retirement benefit that is not required to be paid under the existing terms of that employee's employment other than in the ordinary course of carrying on the Business;

(x)	terminate the employment of any senior employee of a Group Company or encourage the resignation of any senior employee other than in the ordinary course of carrying on the Business;

(xi)	in its conduct of the Business, make any change to its policy and practice as to the payment of creditors, ordering of stock or collection of trade receivables;

(xii)	make any material change to its existing accounting policies or procedures other than in the ordinary course of carrying on the Business;

(xiii)
do anything that would have, or could reasonably be expected to have, a material adverse effect on the goodwill of the Business, including the relationship of any Group Company with its customers, suppliers and employees;

(xiv)	do any of the following:

(A)	amend or replace its constitution;

(B)	increase, reduce or otherwise alter its share capital or grant any options for the issue of shares or other securities;

(C)	declare or pay a dividend or other distribution;

(D)	revalue any accounts receivable, inventory or other assets; or

(E)	buy back or make any offer to buy back any of its shares;

(xv)	incur additional borrowing, grant any loan or advance, or enter into any off balance sheet financing or assume, guarantee or endorse the obligations of any person;

(xvi)	permit to lapse any permit or registration (including a registration relating to intellectual property rights) required to operate the Business or which is held at the date of this agreement;

(xvii)	grant any licence, assignment or other right or interest in respect of intellectual property;

(xviii)	fail to maintain any current insurance of the assets of any Group Company;

(xix)	initiate or settle any material Claim, action or proceeding;

(xx)
cancel or forgive (or enter into any arrangement to cancel or forgive) any indebtedness of an amount greater than $50,000 owed to it, or waive any right to such indebtedness other than in the ordinary course of carrying on the Business;

(xxi)	make any Tax election or settle or compromise any income tax liability, unless that election, settlement or compromise is required by law and is supported by an opinion of counsel, or is in the ordinary course of business and is consistent with past practices or relates to a ruling request or objection to any ruling request made prior to the date of this agreement and disclosed in the Disclosure Letter;

(xxii)	lease, or agree to lease, any material asset or property other than in the ordinary course of carrying on the Business; or

(c)	authorise, commit or agree to take any of the steps or actions in clauses 6.5(b)(i) to 6.5(b)(xxii) inclusive.

6.6	Consents
Until the earlier of Completion and the termination of this agreement:

(a)
each Vendor must (at their own cost and expense), and must procure the Group to, use commercially reasonable efforts to obtain, and to cooperate in obtaining, all consents, authorisations and other approvals from third parties and Governmental Authorities necessary or appropriate to permit the consummation of the transaction contemplated by this agreement, including the Necessary Approvals required under the Approval Contracts; and

(b)
the Purchasers shall provide reasonable assistance, as reasonably requested by the Vendors, to the Vendors and the Group in connection with obtaining the consents, authorisations and other approvals referred to in clause 6.6(a), provided, however, that the Purchasers shall not be required to pay or commit to pay any amount to (or incur any obligation in favour of) any person from whom any such consent, authorisation or other approval may be required (other than filing or application fees imposed by any Governmental Authority).

6.7	Reciprocal duty to inform
Until the earlier of Completion or the termination of this agreement, the Vendors must promptly inform the Purchasers and the Purchasers must promptly inform the Vendors of:

(a)	any matter that has resulted in, or is reasonably likely to result in, a failure of a Condition to be satisfied;

(b)	any matter that has resulted in, or is reasonably likely to result in, a breach of a Warranty; and

(c)	any matter which materially affects, or is reasonably likely to affect, the Business or any Group Company.

6.8	Preparation of Freiburg Holdings Pty Ltd tax return
Notwithstanding and in addition to clause 13, the Vendors must:

(a)
deliver a draft final tax return for Freiburg Holdings Pty Ltd ABN 61 005 158 529 (Freiburg Tax Return) and supporting work papers to the Purchasers within five Business Days from the date of this agreement for the Purchasers' review and comment and if the Purchasers object to any items set out in the Freiburg Tax Return, the parties must attempt to resolve the dispute in good faith;

(b)
assist and do all things necessary and consult with the Purchasers' advisers prior to Completion to ensure that the Freiburg Tax Return is lodged, as a paper return, with the Australian Taxation Office on the day immediately following Completion in a form agreed with the Purchasers; and

(c)
assist the Purchasers and their advisers after Completion on an urgent basis in respect of any requisitions or queries raised by the Australian Taxation Office in respect of the Freiburg Tax Return such that any such queries are satisfied within two Business days of notification.

7.	Completion

7.1	Time and place
If all of the Conditions have been fulfilled or waived under clause 2, Completion will take place at 11.00am on the Scheduled Completion Date at the offices of Minter Ellison, Sydney office or another time and place agreed by the parties.

7.2	Obligations of the Vendors
At or before Completion, the Vendors must:

(a)
deliver to the Purchasers, in accordance with clause 3.2, duly executed and completed transfers in favour of the Purchasers of the Sale Shares in registrable form (except for the impression of stamp duty or other Taxes of a similar nature) together with the relevant share certificates (if any);

(b)
deliver to the Purchasers a duly executed and unconditional deed of release of the Sale Shares and the assets of each Group Company (other than Pelikan Artline) from any Security Interest, on terms satisfactory to the Purchasers;

(c)	produce to the Purchasers any power of attorney or other authority under which the transfers of the Sale Shares are executed;

(d)	deliver to the Purchasers duly executed instruments irrevocably waiving in favour of the Purchasers all rights of pre–emption which any person has in respect of any of the Sale Shares (if any);

(e)	deliver to the Purchasers copies of any other consents and waivers required under clause 2;

(f)
cause the board of directors of each Group Company to resolve, in accordance with clause 3.2, that the transfers of the Sale Shares to the Purchasers (subject only to the payment of stamp duty or other Taxes of a similar nature on the transfers) be approved and registered;

(g)	subject to the Purchasers complying with its obligations under clause 6.3(b), cause:

(i)	the persons listed in the third and fourth columns in the table in Schedule 5; and

(ii)	any other persons notified in writing by the Purchasers to the Vendors before Completion, to be appointed as directors, secretary or tax agent (as applicable) of each Group Company with effect from Completion;

(h)
cause the resignation of the persons listed in the first and second columns in the table in Schedule 5 as directors, alternate directors and secretary (as applicable) of each Group Company with effect from Completion;

(i)
deliver to the Purchasers a letter (in the form required by the Purchasers) from each resigning person referred to in paragraph (h) above acknowledging that he or she has no Claim against any Group Company for breach of contract, loss of office, redundancy, compensation, payment or repayment of loans or otherwise, except for payments properly payable as an employee for accrued salary, bonuses, holiday pay and long service leave up to the Completion Date;

(j)
subject to any consent which may be required from the Australian Securities and Investments Commission (which, if required, must be sought by the Vendors before Completion) use its reasonable efforts to cause the resignation of the auditors of the Group with effect from Completion;

(k)	cause the revocation, with effect from Completion, of all authorities relating to bank accounts of each Group Company;

(l)
deliver to the Purchasers all Records complete and up to date (other than copies which the Vendors are entitled to retain under clause 7.6) or, if applicable, leave them at the places at the Properties at which they are usually located in the normal course of operations of the Business;

(m)	deliver to the Purchasers the common seal (if any) of each Group Company;

(n)	deliver to the Purchasers the ASIC corporate key for each Group Company; and

(o)
do all other things necessary or desirable to transfer the Sale Shares, to complete any other transaction contemplated by this agreement and to place the Purchasers in effective control of the Group and the Business.

7.3	Obligations of the Purchasers
The Purchasers must:

(a)	at Completion, pay the Initial Purchase Price to the Vendors in their Respective Proportions; and

(b)	pay the Escrow Amount into the Escrow Account to be dealt with in accordance with the Escrow Deed; and

(c)	at or before Completion, deliver to the Vendors:

(i)	any consents or waivers required under clause 2.1; and

(ii)
counterparts of all documents that any Vendor is required to deliver under clause 7.2 to which the Purchasers are a party or which otherwise contemplate execution by the Purchasers or their Associates, duly executed by the Purchasers or their relevant Associates (as the case may be).

7.4	Simultaneous actions at Completion
In respect of Completion:

(a)	the obligations of the parties under this agreement are interdependent;

(b)	all actions required to be performed will be taken to have occurred simultaneously on the Completion Date; and

(c)	the Purchasers need not complete the purchase of any Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

7.5	Conduct until the Sale Shares are registered
After Completion and until the Sale Shares are registered in the name of the Purchasers, the Vendors must:

(a)	convene and attend at general meetings of each Group Company; and

(b)	vote at general meetings and take all other action in the capacity of the registered holder of the Sale Shares, as the Purchasers may lawfully require from time to time by notice in writing to the Vendors.

7.6	Records
The Vendors may retain after Completion copies of any Records necessary for them to comply with any applicable law (including Tax law) and to prepare Tax or other returns required of it by law. The Purchasers must allow the Vendors and their Representatives reasonable access to the Records at reasonable times after Completion to enable the Vendors, as is reasonably necessary, to attend to the Vendors income tax affairs and allow the Vendors to comply with taxation laws to the extent that those income tax affairs and income tax laws apply to income tax matters arising from the sale by the Vendors of the Sale Shares.

8.	Completion Accounts

8.1	Completion Accounts
The Purchasers must as soon as practicable, and in any event no later than 65 Business Days, after the Completion Date procure the Group to prepare and give the Vendors:

(a)	the Completion Accounts; and

(b)	a written report confirming the P.A. Net Assets Amount, the V.H.C. Adjusted Net Assets Amount and any adjustment payable under clause 4.3.

8.2	Basis of preparation
The Completion Accounts must be prepared, and both the P.A. Net Assets Amount and the V.H.C. Adjusted Net Assets Amount must be calculated:

(a)	in accordance with the Completion Accounts principles set out in Schedule 6; and

(b)	in the same format (including the same line items) as the pro forma accounts set out in Schedule 7.

8.3	Access to information
The Purchasers must ensure that all information and assistance requested by the Vendors is given to them to review and audit the Completion Accounts and must permit representatives of the

Vendors to have reasonable access to, and take extracts from or make copies of the Records to review the Completion Accounts.

8.4	Review of Completion Accounts
If the Vendors do not dispute the Completion Accounts and/or the P.A. Net Assets Amount and/or the V.H.C. Adjusted Net Assets Amount within 10 Business Days after the date on which they are received under clause 8.1 (Final Objection Date) those accounts will be taken to be agreed by the parties as the final Completion Accounts and the P.A. Net Assets Amount and the V.H.C. Adjusted Net Assets Amount in those accounts will be final and binding on the parties. If either the Purchasers or the Vendors dispute the Completion Accounts before the Final Objection Date, the dispute will be determined in accordance with clause 8.5.

8.5	Dispute Resolution Procedure

(a)	If the Vendors dispute the Completion Accounts they must give the Purchasers a notice (Dispute Notice) before the Final Objection Date setting out:

(i)	reasonable details of each matter in dispute; and

(ii)	the reasons why each matter is disputed.

(b)
Within 10 Business Days of the Vendors giving a Dispute Notice, the Purchasers must give the Vendors a response in writing on the disputed matters and setting out any additional matters in dispute (Response).

(c)
If the Vendors and the Purchasers have not resolved the dispute (including in respect of any additional matters in dispute set out in a Response) within 10 Business Days of the Purchasers giving the Response to the Vendors, the dispute must promptly be submitted for determination to the Independent Accountant to determine the matter or matters in dispute.

(d)
The Independent Accountant must be agreed by the Vendors and the Purchasers. If the Vendors and the Purchasers cannot agree within 10 Business Days of a Response being received by the Vendors, then either the Vendors or the Purchasers may request that the President of the Institute of Chartered Accountants in Australia (NSW Branch) (ICA President) nominates the Independent Accountant.

(e)
If the Vendors or the Purchasers request that the ICA President nominate the Independent Accountant, the parties must comply with all requirements of the ICA President for the provision of that nomination including to provide the ICA President with:

(i)	a copy of relevant provisions of this agreement;

(ii)	a description of the dispute or issue to be resolved by the Independent Accountant, being the dispute in relation to the Completion Accounts; and

(iii)	the approximate value of, and the technical area involved in, the dispute.
If the ICA President nominates a list of persons to be the Independent Accountant rather than one particular person, the first person named on that list will be the Independent Accountant.

(f)
The disputed matters must be referred to the Independent Accountant by written submission which must include the Completion Accounts, the Dispute Notice, the Response and an extract of the relevant provisions of this agreement. The Independent Accountant must also be instructed to finish its determination no later than 20 Business Days after its appointment (or another period agreed by the parties).

(g)
The parties must promptly supply the Independent Accountant with any information, assistance and cooperation requested in writing by the Independent Accountant in connection with its determination. All correspondence between the Independent Accountant and a party must be copied to the other parties.

(h)
The Independent Accountant must act as an expert and not as an arbitrator and its written determination will be final and binding on the parties in the absence of manifest error and the Completion Accounts will be deemed to be amended accordingly and will be taken to comprise the final Completion Accounts.

8.6	Costs
The costs of the:

(a)	ICA President (if requested) in providing his or her nomination of the Independent Accountant; and

(b)	Independent Accountant (if instructed),
will be borne as to one half by the Vendors and as to one half by the Purchasers unless, in respect of the costs of the Independent Accountant only, the Independent Accountant decides otherwise having regard to the relative position of the parties on the disputed matters.

9.	Warranties

9.1	Warranties
Subject to clause 2.6, the Vendors represent and warrant to the Purchasers that the Warranties are true and accurate at the date of this agreement and will be true and accurate on the Completion Date.

9.2	Reliance of the Purchasers
The Vendors acknowledge that the Purchasers enter into this agreement and will complete the sale and purchase of Sale Shares under this agreement in reliance on the Warranties.

9.3	Application of the Warranties
Each Warranty:

(a)	remains in full force and effect after Completion;

(b)	is separate and independent and is not limited by reference to any other Warranty or any other provision in this agreement; and

(c)
is not affected or limited in any way by any investigation made by or on behalf of the Purchasers or any information relating to the Business or any Group Company of which the Purchasers have actual or constructive knowledge except to the extent that it is disclosed (within the meaning of clause 1.2(q)) under clause 9.4.

9.4	Qualifications
The Warranties are given subject to and are qualified by the matters that are fully and fairly disclosed (within the meaning of clause 1.2(q)) in this agreement or the Disclosure Letter.

9.5	No limitations for fraud
None of the limitations on Claims in this clause 9 will apply if any Vendor fraudulently, dishonestly, deliberately or recklessly makes or omits to make a disclosure in this agreement or the Disclosure Letter in such a way as to render any Warranty misleading, false or deceptive.

9.6	No representation by a Group Company

(a)
Each Vendor and Guarantor acknowledges that no Group Company gives any representation, warranty or guarantee about the accuracy of any information or opinion given by any Group Company or any Group Company's officers, employees, agents or advisers to the Vendors or the Vendors' officers, employees, agents or advisers in connection with the Warranties, the Business, the affairs of any Group Company, or the negotiation and preparation of this agreement.

(b)
Each Vendor and Guarantor hereby waives any right or Claim it may have against any Group Company or any Group Company's officers, employees, agents or advisers for any error or misrepresentation in, or omission from, any information or opinion referred to in clause 9.5(a), however this restriction does not apply to a person who is no longer an employee of a Group Company or any related body corporate and whose employment has been validly terminated for cause by the relevant Group Company.

9.7	Survival
The provisions of clause 9 remain in full force and effect after Completion.

10.	Indemnities

10.1	General indemnity
Subject to clause 2.6, each Vendor indemnifies the Purchasers and each Group Company, to the extent of that Vendor's Respective Proportion:

(a)	from all Liabilities which the Purchasers or any Group Company suffers, pays or incurs by reason of:

(i)	any of the Warranties being untrue, inaccurate or misleading in any respect; or

(ii)	any failure by any Vendor to fulfil its obligations under this agreement; and

(b)	from all Liabilities which the Purchasers or any Group Company suffers, pays or incurs by reason of a Claim being made by any Third Party in relation to:

(i)	a matter which constitutes, or circumstances that constitute, a breach of any of the Warranties or any other covenant or representation of any of the Vendors in this agreement; or

(ii)	any failure by any Vendor to fulfil its obligations under this agreement.
For the avoidance of doubt, the Purchasers are entitled to bring a Claim either on an indemnity basis under this clause 10.1 or on a contractual basis for breach of a Warranty, or both, provided that the Purchasers may not, in connection with facts, matters or circumstances giving rise to a Claim, recover more than its aggregate Liabilities.

10.2	Specific indemnities
Each Vendor indemnifies the Purchasers and each Group Company, to the extent of that Vendor's Respective Proportion, against all Liabilities which the Purchasers or any Group Company suffers, pays or incurs directly or indirectly out of or in connection with:

(a)	ASI's previous ownership of Supertex Industries Pty Limited or the sale of the issued capital of Supertex Industries Pty Limited by ASI to Demara Pty Ltd;

(b)	the ERT being established and payments being made to and from it, including any Tax Liability but excluding any Liability provided for in the Completion Accounts; and

(c)
cash (including cash received from payment of receivables) held by the Vendor Holding Companies being distributed to the Purchasers or any related body corporate of the Purchasers in a manner which is in accordance with the steps set out in Schedule 11.

11.	Tax Indemnity

11.1	Indemnity
Each Vendor indemnifies the Purchasers and the Group Companies (and the Head Company of any Tax Consolidated Group of which a Group Company is a member after Completion), to the extent of that Vendor's Respective Proportion, for any Tax Liability incurred, arising as a result of, or in respect of, or by reference to any of the following:

(a)
(Pre‑Completion events) any event (including a supply) occurring, or deemed under any Tax Law to occur, in relation to the activities of a Group Company on or before Completion (including a loan made before Completion being treated as a dividend for Tax purposes);

(b)
(income) any income, profits or gains (including capital gains) earned, derived, accrued or received or deemed under any Tax Law to have been earned, derived accrued or received in relation to the activities of a Group Company on or before Completion;

(c)
(deductions) the disallowance under Tax Law of an expense, loss or outgoing incurred in relation to the activities of a Group Company on or before Completion (including interest expenditure on a loan);

(d)	(withholdings) any withholding required to be made or any notice required to be given under any Tax Law in relation to the activities of a Group Company on or before Completion;

(e)	(credits) the disallowance of a Tax credit or rebate of Tax under any Tax Law relating to a matter referred to in any of clauses 11.1(a) to 11.1(d) (inclusive);

(f)	(rollovers) an asset of a Group Company having been on or before Completion the subject of a claim for rollover relief under any Tax Law;

(g)
(tax relief) any Tax Liability for which a Group Company may have obtained relief under any Tax Law (whether by way of deferral of capital gains tax or otherwise and including, stamp duty corporate reconstruction relief) which has or will become payable as a result of entry into this agreement or as a consequence of exercising any rights or performing any obligations under this agreement (including any rights obligations or matters relating to Completion);

(h)
(transaction tax) any Tax Liability in respect of any agreement, deed, other document or transaction entered into on or before Completion to which a Group Company is or has been a party or by which a Group Company derives, has derived or will derive a substantial benefit;

(i)	(GST) any supply, transaction, acquisition or importation which has been made or deemed to have been made or attributed to a Group Company at any time on or before Completion;

(j)	(GST group liabilities) any liability incurred by a Group Company, as a member or representative of a GST group, of which a Group Company was a member at any time before Completion; and

(k)
(Payments to employees) the disallowance under Tax Law of a deduction for any payment to or the provision for a payment to be made to, employees of a Group Company whether in the form of an ex-gratia payment or other, relating to payments made or the provision for payments to be made by the Group Company on or before Completion (to the extent such amounts are not covered by paragraphs (a) or (c) of this clause 11.1).

11.2	Exceptions to Indemnity
The Vendors will not be liable for a Tax Subject Claim to the extent that the Tax Subject Claim:

(a)	relates to a Tax Liability for which adequate provision has been made in the Accounts or the Completion Accounts;

(b)	arises from any action or omission by a Vendor in accordance with the terms of this agreement, or with the prior written approval, consent or agreement of the Purchasers;

(c)	arises out of or in respect of an increase in the rate of Tax after the date of this agreement;

(d)
arises out of a change in Tax Law after the date of this agreement, including a change in Tax Law which takes effect retrospectively (except where the change in Tax Law was publicly announced as at the date of this agreement);

(e)	arises from any election or choice made by a Group Company in relation to Tax, on or after Completion; or

(f)
arises as a result of cash (including cash received from payment of receivables) held by the Vendor Holding Companies being distributed to the Purchasers or any related body corporate of the Purchasers in a manner contrary to the steps set out in Schedule 11.

11.3	Tax Subject Claims
For the avoidance of doubt, the Purchasers are entitled to bring a Tax Subject Claim either on an indemnity basis under this clause 11 or on a contractual basis for a breach of a Tax Warranty, or both, provided that the Purchasers may not recover more than its aggregate Liabilities.

12.	Warranty, Indemnity and Tax Claims

12.1	Notice of potential Warranty Claim or Indemnity Claim

(a)	As soon as possible after a party first becomes aware of anything which it is aware is or may be reasonably likely to give rise to a Warranty Claim or an Indemnity Claim:

(i)	it must notify the other party in writing of that fact, together with all available details; and

(ii)	the Vendors must, as and when requested by the Purchasers, provide to the Purchasers any information and details which the Purchasers reasonably require.

(b)
Failure by the Purchasers to notify, or to procure that the relevant Group Company notifies, the Vendors of a Warranty Claim or an Indemnity Claim in accordance with clause 12.1(a) does not prevent the Purchasers from making a Warranty Claim or an Indemnity Claim under this agreement, however the Vendors’ liability for the Warranty Claim or Indemnity

Claim will be reduced to the extent that any failure by the Purchasers to comply with clause 12.1(a) has increased the amount of the Warranty Claim or Indemnity Claim.

12.2	Effect of payment
A payment to the Purchasers for a Warranty Claim or an Indemnity Claim is to be treated as a reduction in the Purchase Price.

12.3	Limits on Claims

(a)	Other than in respect of:

(i)	Title Subject Claims;

(ii)	Tax Subject Claims;

(iii)	any Warranty Claim or Indemnity Claim in respect of any of the Vendor Holding Companies; and

(iv)	an Indemnity Claim under clause 10.2,
the Vendors have no liability for a Warranty Claim or an Indemnity Claim until the aggregate of all those Claims exceeds $825,000 in which event the Purchasers may claim the whole amount of its Warranty Claims and/or Indemnity Claims, and the Purchasers cannot in the aggregate recover from the Vendors an amount that exceeds $67 million.

(b)
Except for an Indemnity Claim pursuant to clause 10.2 and subject to clause 2.6, the Vendors have no liability for a Warranty Claim or an Indemnity Claim if, prior to the signing of this agreement, the Purchasers were aware of the relevant matter, event or circumstances of that Warranty Claim or Indemnity Claim in sufficient detail so as to enable the Purchasers to identify the nature and scope of the relevant matter, event or circumstance (including the financial effect or other material implication of the relevant matter, event or circumstance being reasonably ascertainable from the known information).

(c)
The Purchasers acknowledge that the Liabilities recovered pursuant to a Warranty Claim or Indemnity Claim in respect of Pelikan Artline and its Subsidiaries will not exceed 45% of the total Liabilities arising from the relevant circumstances and that the responsibility of each Vendor will be limited to that Vendor's Respective Proportion of the Liabilities recovered.

12.4	Time limits on Claims
Other than in respect of Title Subject Claims, the Vendors have no liability for a Warranty Claim or an Indemnity Claim, unless:

(a)
in the case of a Warranty Claim or an Indemnity Claim (except for a Tax Subject Claim), the Purchasers have given written notice of the Claim to the Vendors and Guarantors on or before the second anniversary of the Completion Date;

(b)	in the case of a Tax Subject Claim, the Purchasers have given written notice of the Claim to the Vendors and Guarantors on or before the seventh anniversary of the Completion Date; and

(c)
the Purchasers have commenced legal proceedings to enforce the Warranty Claim or Indemnity Claim within six months after the date of notification under clause 12.1 of that Warranty Claim or Indemnity Claim.

12.5	Gross‑up for Tax
If the Vendors are liable to pay an amount to the Purchasers or any Group Company pursuant to a Warranty Claim or an Indemnity Claim and:

(a)	any such payment is assessable under the Tax Act such that the payment increases the Tax payable by, or reduces any Tax Relief available to, the Purchasers or a Group Company under the Tax Act; or

(b)	as a consequence of the receipt of a payment referred to in clause 12.5(a), an amount of taxable income arises to the Purchasers or a Group Company under the Tax Act, then in addition to the payment by the Vendors of the amount pursuant to the Warranty Claim or Indemnity Claim (as the case may be), the Vendors must promptly pay to the Purchasers or the Group Company, as the case requires, such additional amount as is necessary to ensure that the Purchasers or Group Company, as the case requires, is compensated for the value of the Tax Relief lost, or that the net amount retained by the Purchasers or the Group Company, as the case requires, after deduction of Tax or payment of the increased income tax, equals the amount the Purchasers or the Group Company, as the case requires, would have retained had the Tax or increased income tax not been payable or the Tax relief not been lost.

12.6	Conduct of Third Party Claims

(a)
The Vendors, subject to this clause 12.6 and clause 12.7 may, in respect of a Third Party Claim notified by the Purchasers under clause 12.1 by written notice to the Purchasers within 10 Business Days of receipt of a Claim Notice inform the Purchasers that they either:

(i)	elect to take over the conduct of the Third Party Claim; or

(ii)	do not elect to take over conduct of the Third Party Claim.

(b)
The Vendors may only seek to take over the conduct of the Third Party Claim if they have, by written notice to the Purchasers, unconditionally accepted liability for the corresponding Warranty Claim or Indemnity Claim (as the case may be).

12.7	If Vendors conduct Third Party Claim

(a)	Where the Vendors elect to take over the conduct and/or defence of a Third Party Claim in accordance with clause 12.6:

(i)	the Vendors:

(A)	must conduct the Third Party Claim in good faith;

(B)	must act reasonably in all the circumstances, including having regard to the likelihood of success;

(C)	must minimise disclosure of commercially sensitive information of the Business or the Group;

(D)	agree to do so at its own expense;

(E)	agree to consult regularly with the Purchasers in relation to the Third Party Claim and any proposal to settle or compromise the Third Party Claim;

(F)	agree to provide the Purchasers with copies of documents and inter–party correspondence concerning the conduct, negotiation, control, defence and/or outcome or settlement of the Third Party Claim;

(G)	may recover costs from the Third Party incurred as a consequence of the Third Party Claim; and

(H)	may negotiate, settle or compromise the Third Party Claim, at their own expense and after proper consultation with the Purchasers under paragraph (E) above;

(ii)	the Purchasers must:

(A)
at the Vendors' expense, provide the Vendors with access to all relevant personnel and to relevant documents, books and records (with the right to take copies) reasonably required for the purpose of the conduct of the Third Party Claim;

(B)	co–operate with the Vendors in respect of the Third Party Claim; and

(C)	not admit any Liability, enter into any agreement about or settle or compromise the Third Party Claim without the prior written consent of the Vendors; and

(iii)
the Vendors indemnify the Purchasers and any Group Company against all Liabilities suffered, paid or incurred by the Purchasers or any Group Company arising out of the conduct of the Third Party Claim, including the conduct of the Vendors under this clause 12.7 and from anything done or not done by the Purchasers or any Group Company in order to comply with this clause 12.7 or acts or omissions required or requested of the Purchasers or any Group Company in respect of the same, as and when they fall due.

(b)
Nothing in clause 12.1 or this clause 12.7 requires the Purchasers (acting reasonably) to allow the Vendors to have access to anything that is the subject of legal professional privilege or has been prepared for the purposes of, or in contemplation of, the Purchasers making a Claim against the Vendors or any Guarantor under this agreement.

12.8	If Vendors do not conduct the Third Party Claim
If the Vendors do not notify the Purchasers of their election within the period specified in clause 12.6(a):

(a)	they are taken to have elected to not take over the conduct of the Third Party Claim;

(b)	the Third Party Claim will be conducted generally in accordance with the principles set out in clause 12.7(a)(i);

(c)	they must render to the Purchasers all such assistance as the Purchasers may reasonably require in disputing the Third Party Claim; and

(d)	they must indemnify the Purchasers and any Group Company against all Liabilities suffered, paid or incurred by the Purchasers or any Group Company arising out of the conduct of the Third Party Claim.

12.9	Reimbursement if subsequent recovery from third parties
If:

(a)
the Purchasers or any Group Company receives any payment from or on behalf of the Vendors for any Warranty Claim or Indemnity Claim (Vendor Payment) and the Purchasers or any Group Company subsequently recovers any amount from any third party (including under a Third Party Claim) for anything causing that Warranty Claim or Indemnity Claim (as the case may be) (Recovered Amount); and

(b)
if the Recovered Amount, when aggregated with the Vendor Payment, exceeds the Purchasers' and any Group Company's total Liabilities in respect of the facts, matters or circumstances giving rise to the Warranty Claim or Indemnity Claim (the amount of such excess being the Excess), the Purchasers must promptly:

(c)	notify the Vendors of the Recovered Amount; and

(d)	pay the Vendors an amount equal to the lesser of:

(i)	the Excess less any costs and expenses incurred by the Purchasers or any Group Company (as the case may be) in making that recovery; and

(ii)	the Vendor Payment.

12.10	Notice of Tax Claim

(a)	The Purchasers must, and must procure that each Group Company does, notify the Vendors within 10 Business Days of becoming aware of a Tax Claim, providing:

(i)	the amount of the Tax Claim (where known);

(ii)	a description in reasonable detail of the nature of the Tax Claim as far as the Purchasers are aware; and

(iii)	a copy of any documents or materials issued by a Tax Authority in respect of the Tax Claim.

(b)	For the purpose of the notice period in clause 12.10(a), the Purchasers will only be deemed to be aware of a Tax Claim if the Purchasers are actually aware of the Tax Claim.

(c)
Failure by the Purchasers to notify, or to procure that the relevant Group Company notifies, the Vendors of a Tax Claim in accordance with this clause 12.10 does not prevent the Purchasers from making a Tax Claim under this agreement, however the Vendors’ liability for the Tax Claim will be reduced to the extent that any failure by the Purchasers to comply with this clause 12.10 has increased the amount of the Tax Claim.

12.11	Tax Claims process

(a)
Subject to clause 12.11(c), the Purchasers will have the sole control of the conduct of any action to dispute, defend, object to, contest, appeal, compromise or settle a Tax Claim, and shall be free to pay or settle the Tax Claim on such reasonable terms as the Purchasers determine, provided that it must consult with and use its reasonable endeavours to agree with the Vendors the optimal approach to favourably settling the Tax Claim with the Tax Authority.

(b)
The Purchasers agree to keep the Vendors fully informed of any proposed conduct under clause 12.11(a) and provide the Vendors with sufficient time for the Vendors to determine whether or not the Vendors agree with any proposed course of action.

(c)
Where the Vendors provide the Purchasers with written notice of their disagreement with a proposed course of action under clause 12.11(a), subject to the Vendors indemnifying and securing the Purchasers against all Liabilities which may be incurred (including any additional Tax), the Purchasers may take such action as the Vendors reasonably request in disputing, defending, objecting to, contesting, appealing, compromising or settling the Tax Claim.

(d)
Unless required by law, the Purchasers must not (and must ensure that each Group Company does not), following Completion, disclose any information or material to a Tax Authority in relation to matters that arose prior to the Completion Date without the prior written consent of the Vendors (such consent not to be unreasonably withheld or delayed).

12.12	Dispute between parties in relation to a Tax Claim

(a)
If a dispute arises between the Vendors and the Purchasers in respect of a Tax Claim (including the amount of the Tax Claim) under this clause 10, then, within 20 Business Days of a dispute arising, either the Vendors or the Purchasers may refer the matter to an expert with the request that the expert make a decision on the matter as soon as practicable after receiving any submissions from the Vendors and the Purchasers.

(b)
The expert is to be a person with over 10 years' experience in Tax agreed by the Vendors and the Purchasers, or if they do not agree on the person to be appointed within 7 days of one party requesting appointment, a person with the same expertise nominated by President of the Law Society of NSW.

(c)	Where an expert is appointed:

(i)	the decision of the expert is to be conclusive and binding on the parties in the absence of manifest error;

(ii)	the Vendors and the Purchasers agree to each pay one half of the expert’s costs and expenses in connection with the reference;

(iii)	the expert is appointed as an expert and not as an arbitrator; and

(iv)	the procedures for determination are to be decided by the expert in its absolute discretion.

13.	Tax returns

13.1	Pre‑Completion returns for Vendor Holding Companies

(a)
The Vendors will, at their own cost and expense, have the conduct and control of the preparation and filing of all tax returns in respect of the activities of the Vendor Holding Companies for any Tax period ending on or before the Completion Date (VHC Pre‑Completion Returns).

(b)	The Vendors must ensure that each VHC Pre–Completion Return is prepared in a manner consistent with the requirements of any Tax Law.

(c)	The Purchasers, on reasonable notice from the Vendors, must provide to the Vendors:

(i)	access to any information and records in relation to Tax, as relevant, within the possession and control of the Purchasers; and

(ii)	reasonable assistance to allow the Vendors to prepare any VHC Pre–Completion Returns.

(d)
The Vendors must deliver each VHC Pre–Completion Return and supporting work papers to the Purchasers, at least 10 Business Days before it is due to be filed, for the Purchasers' review and comment, and if the Purchasers objects to any items set out in the VHC Pre‑Completion Return, the parties must attempt to resolve the dispute in good faith or failing that, refer the matter to an expert as contemplated by clause 12.12 as if the dispute were a dispute in relation to a Tax Claim.

(e)
The Vendors must procure that each VHC Pre–Completion Return is lodged, filed or submitted by the due date (taking into account any extension of time to file the VHC Pre‑Completion Return that has been properly obtained).

13.2	Straddle Returns and Pre‑Completion Returns

(a)	The Purchasers will, at its own cost and expense, have the conduct and control of the preparation and filing of all tax returns in respect of the activities of:

(i)
the Group Companies for any Tax period ending after the Completion Date, including, for the avoidance of doubt, for any Tax period commencing prior to the Completion Date but ending after the Completion Date (Straddle Returns); and

(ii)	the Group Companies (other than the Vendor Holding Companies) for any Tax period ending on or before the Completion Date (Pre‑Completion Returns)

(b)	The Purchasers must ensure that each Straddle Return and each Pre-Completion Return is prepared in a manner consistent with the requirements of any Tax Law.

(c)	The Vendors, on reasonable notice from the Purchasers, must provide to the Purchasers:

(i)	reasonable access to any information and records in relation to Tax, as relevant, within the possession and control of the Vendors; and

(ii)	reasonable assistance to allow the Purchasers to prepare any Straddle Return and any Pre-Completion Return.

(d)
The Purchasers must deliver each Straddle Return and each Pre-Completion Return and supporting work papers to the Vendors, at least 15 Business Days before it is due to be filed, for the Vendors' review and comment, and if the Vendors object to any items set forth in the Straddle Return or the Pre-Completion Return, the parties must attempt to resolve the dispute in good faith or failing that, refer the matter to be resolved by an expert as contemplated by clause 12.12 as if the dispute were a dispute in relation to a Tax Claim.

(e)
The Purchasers must procure that any Straddle Return and any Pre-Completion Return is lodged, filed or submitted by the due date (taking into account any extension of time to file the Straddle Return or the Pre-Completion Return that has been properly obtained).

14.	Representations by the Purchasers

14.1	Representations
The Purchasers represent and warrant to the Vendors that each of the following statements is true and accurate at the date of this agreement and will be true and accurate on the Completion Date:

(a)	it is validly existing under the laws of its place of registration or incorporation;

(b)	it has the power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c)	it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement;

(d)	its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms; and

(e)	no:

(i)	meeting has been convened, resolution proposed, petition presented or order made for its winding up;

(ii)	receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to all or any of its assets; or

(iii)	mortgagee has taken, attempted to take or indicated an intention to exercise its rights under any security of which it is the mortgagor or chargor.

14.2	Application of representations by the Purchasers
Each of the representations by the Purchasers under clause 14.1 remains in full force and effect on and after Completion.

15.	Restraint

15.1	Defined terms
In this clause 15:
engage in means to carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier.
Prohibited Persons means:

(a)	each Vendor;

(b)	each Associate of each Vendor;

(c)	each Guarantor; and

(d)	Bruce Ronald Haynes..
In this clause 15, a reference to the Business is to the Business as at the Completion Date.

15.2	Prohibited activities
Each Vendor and each Guarantor undertakes to the Purchasers that the Prohibited Persons will not:

(a)	engage in a business or an activity that is:

(i)	the same or similar to the Business or any part or parts of the Business; or

(ii)	in competition with the Business or any part or parts of the Business;

(b)
solicit, canvass, approach or accept an approach from a person who was at any time during the 12 months ending on the Completion Date a customer of the Group or the Business with a view to obtaining their custom in a business that is the same or similar to the Business or is in competition with the Business;

(c)	interfere with the relationship between the Group or the Business and its customers, licensors, employees or suppliers;

(d)	induce or help to induce an employee of the Group to leave their employment; or

(e)
use a logo, symbol, trade mark or business name which may be misleading or deceptively similar to, or likely to be confused with, a logo, symbol, trade mark or business name owned or used by the Group (including those trade marks and business names set out in Schedule 9).

15.3	Duration of prohibition
The undertakings in clause 15.2 begin on the Completion Date and end:

(a)	on the 10th anniversary of the Completion Date; or

(b)	on the sixth anniversary of the Completion Date,
provided that, in respect of Bruce Haynes, the undertakings in clause 15.2 will instead end on the 10th or sixth anniversary, as the case may be, of the date when he ceases employment with a Group Company.

15.4	Geographic application of prohibition
The undertakings in clause 15.2 apply only if the activity prohibited by clause 15.2 occurs within:

(a)	Australia and New Zealand; or

(b)	Australia.

15.5	Interpretation
Clauses 15.2, 15.3 and 15.40 have effect together as if they consisted of separate provisions, each being severable from the other. Each separate provision results from combining each undertaking in clause 15.2, with each period in clause 15.3, and combining each of those combinations with each area in clause 15.40. If any of those separate provisions is invalid or unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other separate provisions or other combinations of the separate provisions of clauses 15.2, 15.3 and 15.4.

15.6	Exceptions
This clause 15 does not restrict a Prohibited Person from:

(a)	performing any employment agreement with a Group Company;

(b)	holding 5% or less of the shares of a listed company; or

(c)	recruiting a person through a recruitment agency (except if the agency targets employees of the Group) or in a response to a newspaper, web page or other public employment advertisement.

15.7	Acknowledgments
Each Vendor and Guarantor acknowledges that:

(a)	all the prohibitions and restrictions in this clause 15 are reasonable in the circumstances and necessary to protect the goodwill of the Business;

(b)	damages are not an adequate remedy if a Prohibited Person breaches this clause 15; and

(c)	the Purchasers may apply for injunctive relief if:

(i)	a Prohibited Person breaches or threatens to breach this clause 15; or

(ii)	it believes a Prohibited Person is likely to breach this clause 15.

16.	Confidentiality and publicity

16.1	Confidentiality
A party (Recipient):

(a)
must keep confidential any confidential information of another party (Disclosing Party) disclosed to the Recipient by the Disclosing Party, or of which the Recipient becomes aware, at any time up to Completion, except information which is public knowledge otherwise than as a result of a breach of confidentiality by the Recipient or any of its permitted disclosees; and

(b)	may disclose any confidential information in respect of which the Recipient has an obligation of confidentiality under clause 16.1(a) only:

(i)	to those of the Recipient's officers or employees or financial, legal or other advisers who:

(A)	have a need to know for the purposes of this agreement or the transactions contemplated by it; and

(B)
undertake to the Recipient (and, where required by the Disclosing Party, to the Disclosing Party also) a corresponding obligation of confidentiality to that undertaken by the Recipient under this clause 16.1; or

(ii)	if required to do so by law or any applicable stock exchange.

16.2	Confidential Information ‑ until Completion or termination

(a)
A reference in clauses 16.1(a) and 16.1(b) to confidential information includes, as regards the Purchasers, Group Confidential Information and the Purchasers must comply with those provisions with respect to Group Confidential Information until the first to occur of:

(i)	Completion Date; or

(ii)	a period of four years after termination of this agreement.

(b)
A reference in clauses 16.1(a) and 16.1(b) to confidential information includes, as regards the Vendors, ACCO Group Confidential Information and the Vendors must, and must ensure that any related body corporate of a Vendor and their respective Representatives and Associates do, comply with those provisions with respect to ACCO Group Confidential Information until a period of 10 years after Completion Date or termination of this agreement, whichever is the later.

16.3	Confidential Information ‑ after Completion
The Vendors must not, and must ensure that any related body corporate of a Vendor and its and their respective Representatives and Associates must not, after Completion without the prior written consent of the Purchasers, use or disclose any Group Confidential Information unless required to do so by law or any applicable stock exchange.

16.4	Announcements
A party must not make or authorise a press release or public announcement relating to the negotiations of the parties or the subject matter or provisions of this agreement unless:

(a)	it is required to be made by law or by any applicable stock exchange and before it is made that party has:

(i)	notified the Purchasers and the Vendors; and

(ii)	given the Purchasers and the Vendors a reasonable opportunity to comment on the contents of, and the requirement for, it; or

(b)	it has the prior written approval of the Purchasers and the Vendors.

17.	Termination

17.1	Default
If the Vendors default in the performance of any of their obligations under this agreement and do not remedy the default within 10 Business Days after receiving notice of that default from the Purchasers, the Purchasers may immediately terminate this agreement by giving a further notice in writing to the Vendors.

17.2	After termination
On termination of this agreement for any reason, each party must stop, and must cause its permitted disclosees to stop, using confidential information of another party and, at the other party's option destroy and certify in writing to the other party the destruction of all confidential information in its possession or control.

17.3	Survival
Clauses 15 and 16 continue to apply after termination of this agreement.

17.4	Accrued rights
Termination of this agreement does not affect any accrued rights or remedies of a party.

18.	GST

18.1	Interpretation
In this clause 18, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that Act.

18.2	GST gross up
If a party makes a supply under or in connection with this agreement in respect of which GST is payable, the consideration for the supply but for the application of this clause 18.2 (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

18.3	Reimbursements
If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense, and then increased in accordance with clause 18.2.

18.4	Tax invoice
A party need not make a payment for a taxable supply made under or in connection with this agreement until it receives a tax invoice for the supply to which the payment relates.

19.	Benefits held on trust
The Purchasers hold the benefit of each indemnity, promise and obligation in this agreement that benefits them or any Group Company, any of their respective Associates or Representatives on its own behalf and on trust for each of those persons.

20.	Notices and other communications

20.1	Service of notices
A notice, demand, consent, approval or communication under this agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post, facsimile or email to the recipient's address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender; and

(c)	in the case of any notice to the Purchasers, a copy must also be sent to:
ACCO Brands Corporation
Four Corporate Drive
Lake Zurich, IL 60047 USA
Attention: General Counsel
Fax: +847‑719‑8904
Email: general.counsel@acco.com.

20.2	Effective on receipt
A Notice given in accordance with clause 20.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, the second Business Day after the date of posting (or the seventh Business Day after the date of posting if posted to or from a place outside Australia);

(c)
if sent by facsimile, when the sender's facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice; and

(d)	if sent by email, when sent by the sender unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

21.	Notices, agreements, variations, waivers and consents by Vendors

21.1	Notices

(a)	The giving of any notice to the Vendor Nominee shall constitute service of that notice on all the Vendors.

(b)	The giving of any notice by the Vendor Nominee shall constitute service of that notice by and shall bind all the Vendors, and no Vendor may resile from it.

(c)	The Purchasers are not bound to act upon, and may in its absolute discretion disregard, any notice that is given by a Vendor other than a notice given by the Vendor Nominee.

21.2	Agreements, variations waivers and consents
Any agreement made, variation agreed to, or waiver, approval or consent given by the Vendor Nominee shall constitute an agreement, variation, waiver, approval or consent by all Vendors, and each Vendor shall be bound by and may not resile from it.

22.	Assignment

22.1	Assignment in general
Subject to clause 22.2, a party may only assign this agreement or a right under this agreement with the prior written consent of each other party.

22.2	Assignment to financier
The Purchasers may assign, charge or grant a security interest over a right under this agreement to:

(a)	a financier in connection with the acquisition of the Sale Shares (for itself and as agent or trustee for any other such financier); or

(b)	a trustee or an agent of a financier in respect of facilities available to the Purchasers to finance or refinance an amount payable under this agreement, and if such a security is enforced, the Purchasers, financier or trustee or agent may assign the benefit of the rights under this agreement to any purchaser or assignee from the financier or trustee or agent (or any receiver appointed by any of them) who acquires any Group Company or all or part of the Business.

23.	Guarantees

23.1	Consideration
Each Guarantor acknowledges:

(a)	entering this agreement in return for the Purchasers agreeing to purchase the Sale Shares at the Guarantor's request and for other valuable consideration; and

(b)	that the Purchasers rely on the operation of this clause 23.

23.2	Guarantee and indemnity
Each Guarantor unconditionally and irrevocably:

(a)
guarantees to the Purchasers and each Group Company the due and punctual performance and observance of all of the obligations contained in or implied under this agreement that must be performed and observed by the Vendor for which he or she is the nominee as set out in Schedule 3 (Guaranteed Obligations); and

(b)	indemnifies the Purchasers and each Group Company against, and must pay on demand amounts equal to, any Liability of the Purchasers or any Group Company in relation to:

(i)	any Guaranteed Obligation (or which would be or become a Guaranteed Obligation if enforceable, valid and not illegal) being or becoming unenforceable, invalid or illegal;

(ii)	the relevant Vendor failing, or being unable, to pay any amount or to perform any of its Guaranteed Obligations in accordance with this agreement; or

(iii)	any amount that the relevant Vendor is required to pay in respect of its Guaranteed Obligations under this agreement not being recoverable from the relevant Vendor, in each case, for any reason and whether or not the Purchasers knew or ought to have known about those matters.

23.3	Non‑payment or non‑performance
If the relevant Vendor does not:

(a)	pay any amount it is obliged to pay under the Guaranteed Obligations in accordance with this agreement, the relevant Guarantor must pay that amount on demand as if it were the relevant Vendor; or

(b)
perform any of the other Guaranteed Obligations under this agreement, the relevant Guarantor must perform, or procure the performance of, those obligations (on demand by the Purchasers) in accordance with this agreement.

23.4	Demands
A demand under this clause 23 may be made at any time and from time to time. A demand need only specify the obligation to be fulfilled.

23.5	Immediate recourse
Each Guarantor waives any right it may have to require the Purchasers or any Group Company to proceed against, or enforce any other rights or claim payment from, any other person before claiming from the Guarantor under this clause 23.

23.6	Continuing obligations
Each guarantee and indemnity in this clause 23:

(a)	extends to the present and future balance of all the money payable by the relevant Vendor in connection with this agreement;

(b)	is not wholly or partially discharged by the payment of any amount payable by the relevant Vendor under this agreement or the settlement of any account by the relevant Vendor; and

(c)	continues until all obligations of the relevant Vendor under this agreement have been completely fulfilled.

23.7	Extent of guarantee and indemnity
This clause 23 applies and the obligations of each Guarantor is not reduced or discharged by (whether or not the Vendors, the Purchasers or any Group Company is aware of it or consents to it and despite any legal rule to the contrary):

(a)	any transaction or agreement, or amendment, novation or assignment of this agreement, whether with or without the Guarantor's knowledge or consent;

(b)	a rule of law or equity to the contrary;

(c)	an insolvency event affecting a person or the death of a person;

(d)	a change in the constitution, membership, or partnership of a person;

(e)	the partial performance of the Guaranteed Obligations;

(f)	any judgment or order being obtained or made against, or the conduct of any proceedings by, the Vendors or another person;

(g)
one or more of the Guaranteed Obligations, this agreement or any provision of this agreement being void, voidable, unenforceable (whether by reason of a legal limitation, disability or incapacity on the part of the Vendors and whether this agreement is void ab initio or is subsequently avoided), defective, released, waived, novated, enforced or impossible or illegal to perform;

(h)	any amount that the Vendors are required to pay under this agreement not being recoverable;

(i)	the exercise or non–exercise of any right, power, discretion or remedy of the Purchasers or any Group Company;

(j)	any set–off, combination of accounts or counterclaim;

(k)
any default, misrepresentation, negligence, breach of contract, misconduct, acquiescence, delay, waiver, mistake, failure to give notice or other action or inaction of any kind (whether or not prejudicial to the Vendors) by a party to this agreement or any other person;

(l)
the Purchasers or any Group Company granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing the Vendors or the Guarantor of an obligation; or

(m)	another thing happening that might otherwise release, discharge or affect the obligations of the Guarantor under this agreement, provided that the obligations of each Guarantor are always limited to that Guarantor's Guaranteed Obligations under paragraph 23.2(a) and the liability of that Guarantor pursuant to Clause 23.2(b).

23.8	Principal and independent obligation
Each guarantee, indemnity and other obligation of each Guarantor in this agreement is:

(a)	a principal obligation and is not to be treated as ancillary, collateral or limited by reference to another right or obligation; and

(b)
independent of and not in substitution for or affected by another security interest or guarantee or other document or agreement which the Purchasers, any Group Company or another person may hold concerning the Guaranteed Obligations.

23.9	Deferral of certain rights
Until all Guaranteed Obligations have been performed, each Guarantor may not (either directly or indirectly) without the Purchasers' prior written consent:

(a)
claim, exercise or attempt to exercise a right of set–off, counterclaim or any other right or raise any defence against the Vendors which might reduce or discharge the Guarantor's Liability under this clause 23;

(b)	claim or exercise a right of subrogation or contribution or otherwise claim the benefit of a security, irrespective of whether or not that security:

(i)	relates to the Guaranteed Obligations;

(ii)	is given by the Guarantor; or

(iii)	is in favour or for the benefit of the Purchasers or a Group Company;
and any money a Guarantor receives in breach of this clause 23.8(b) must be paid promptly to the Purchasers or Group Company (as the case requires); or

(c)
unless the Purchasers or a Group Company has given a direction to do so (in which case the Guarantor must do so in accordance with the direction as trustee for the Purchasers or the Company (as the case requires)):

(i)
prove, claim or exercise voting rights in the Vendors' liquidation, or otherwise claim or receive the benefit of any distribution, dividend or payment arising out of the Vendors' liquidation on any account; or

(ii)	demand, or accept payment of, any money owed to the Guarantor by the Vendors, and any such money it receives must be paid promptly to the Purchasers or Group Company (as the case requires).

23.10	Prove in liquidation
Each Guarantor irrevocably authorises the Purchasers to prove in the liquidation or other relevant insolvency event affecting the Purchasers for all money that the Guarantor can claim against the Vendors on any account. The Purchasers need only account to the Guarantor for distributions it receives in excess of any Guaranteed Obligations, without interest.

23.11	Enforcement against Guarantor
Each of the Purchasers and any Group Company may enforce this clause 23 against each Guarantor without first having to resort to another guarantee or security interest or other agreement relating to the Guaranteed Obligations.

24.	Miscellaneous

24.1	Alterations
This agreement may be altered only in writing signed by each party.

24.2	Acceptances, approvals and consents
Except where this agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any acceptance, approval or consent under this agreement.

24.3	Costs
Each party must pay its own costs of negotiating, preparing and executing this agreement.

24.4	Stamp duty
Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this agreement or any transaction contemplated by this agreement, must be paid by the Purchasers.

24.5	Survival
Any indemnity or any obligation of confidence under this agreement is independent and survives termination of this agreement. Any other term by its nature intended to survive termination of this agreement survives termination of this agreement.

24.6	Counterparts
This agreement may be executed in counterparts. All executed counterparts constitute one document.

24.7	No merger
The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

24.8	Entire agreement
This agreement together with the other Transaction Documents constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

24.9	Further action
Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and any transactions contemplated by it.

24.10	Severability
A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the term of this agreement continue in force.

24.11	Waiver
A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

24.12	Relationship
Except where this agreement expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

24.13	Governing law and jurisdiction
This agreement is governed by the law of New South Wales, Australia and each party irrevocably and unconditionally submits to the non–exclusive jurisdiction of the courts of New South Wales, Australia.

 Schedule 1 – Vendors

Full name of Vendor	Notice details
Andrew Gabriel Kaldor	64 The Point Road Woolwich NSW 2110 Email: andrew@arkaldor.com
Cherington Investments Pty Ltd ACN 001 374 232 As trustee for the Andrew Kaldor Family Trust	64 The Point Road Woolwich NSW 2110 Email: andrew@arkaldor.com
Freiburg Nominees Proprietary Limited ABN 005 156 258 As trustee for the Ruth Eisner Trust	c/- Michael Bryant Moore Stephens Level 18, 530 Collins Street Melbourne VIC 3000 mbryant@moorestephens.com.au
Freiburg Nominees Proprietary Limited ABN 005 156 258 As trustee for the Miriam Henry Trust	c/- Michael Bryant Moore Stephens Level 18, 530 Collins Street Melbourne VIC 3000 mbryant@moorestephens.com.au
Enora Pty Ltd ACN 001 855 036 As trustee for the Haynes Family Settlement	c/- Bruce Haynes 17 The Pointe Bella Vista NSW 2153 bruce.haynes@pelikan.com.au

Schedule 3 – Guarantors

Full name of Guarantor	Notice details
Each of: ¤ Miriam Jean Henry; ¤ Ruth Pamela Eisner; and ¤ Reginald Henry, jointly and severally as nominees of, and in respect of the obligations of, Freiburg Nominees Proprietary Limited ACN 005 156 258	c/- Michael Bryant Moore Stephens Level 18, 530 Collins Street Melbourne VIC 3000 mbryant@moorestephens.com.au
Andrew Gabriel Kaldor as nominee of, and in respect of the obligations of, Cherington Investments Pty Ltd ACN 001 374 232	64 The Point Road Woolwich NSW 2110 Email: andrew@arkaldor.com

Schedule 8 – Warranties (clause 9)
Warranty 1 – Defined terms
In these Warranties:
Intellectual Property Licences means all agreements under which the Group has the right to use, but not to own, Intellectual Property Rights used in connection with the Business, including those listed in Schedule 9.
Intellectual Property Rights means all intellectual property and proprietary rights (whether registered or unregistered), including:

(a)	business names;

(b)	trade or service marks;

(c)	any right to have information (including Group Confidential Information) kept confidential; and

(d)
patents, patent applications, drawings, discoveries, inventions, improvements, trade secrets, technical data, formulae, computer programs, data bases, know–how, logos, designs, design rights, copyright and similar industrial or intellectual property rights.

Law includes any statute, legislation, law, regulation, by–law, scheme, determination, ordinance, rule or other statutory provision (whether Commonwealth, State or municipal).
Moral Rights means each right defined as a moral right in Part IX of the Copyright Act 1968 (Cth), and any similar rights capable of protection under the laws of any foreign jurisdiction.
Owned Intellectual Property Rights means all Intellectual Property Rights owned by the Group, including the Intellectual Property Rights listed in Schedule 9 but excluding any Intellectual Property Rights that are the subject of any of the Intellectual Property Licences.
Personal Information means 'personal information' (as defined in the Privacy Act 1988 (Cth)) held by a Group Company.
Plant and Equipment means all plant, equipment (including computer equipment), motor vehicles, machinery, furniture, chattels, fixtures and fittings used by any Group Company.
Privacy Law means:

(a)	the Privacy Act 1988 (Cth);

(b)	the Australian Privacy Principles contained in Schedule 3 to the Privacy Act 1988 (Cth) or an approved privacy code (as defined in the Privacy Act 1988 (Cth)) that applies to a Group Company; and

(c)	another statute, regulation or law in Australia or elsewhere relating to the protection of Personal Information that a Group Company must observe.
SGAA means the Superannuation Guarantee (Administration) Act 1992 (Cth).
Sponsored Fund means the complying superannuation fund known as [. name of fund] in relation to which any Group Company is the standard employer–sponsor for the purposes of the SGAA.
Stock means all stocks of raw materials, materials used in manufacture, packaging materials, finished goods, goods under manufacture, work in progress, components, consumables, and other stock in trade of the Group at the Completion Date, including goods in transit and stock ordered by and paid for by any Group Company before the Completion Date but not received by the Completion Date.
Superannuation Arrangement means any fund, plan, or scheme, or division of a fund plan or scheme, under which superannuation, retirement, life assurance, death or disability benefits, pensions, annuities or other allowances, gratuities or benefits are or may be provided to or in respect of any employee of the Group or their dependants.
Warranty 2 – Vendors

2.1	The Vendors have full authority and all necessary consents to enter into and perform this agreement.

2.2	This agreement and all other agreements contemplated by this agreement will, when executed by the Vendors, constitute binding obligations of the Vendors in accordance with their respective terms.

2.3	The execution, delivery and performance by the Vendors of this agreement will not:

(a)	result in a breach of any provision of the constitution of any Vendor;

(b)	result in a breach of, or constitute a default under, any instrument to which any Vendor is a party or by which any Vendor is bound; or

(c)	result in a breach of any order, judgment or decree of any court or Governmental Authority to which a Vendor is a party or by which any Vendor is bound.

2.4	No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of any Vendor;

(b)	receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of any Vendor; or

(c)	mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which any Vendor is the mortgagor or chargor.

2.5	Each Vendor:

(a)	is not insolvent within the meaning of section 95A of the Corporations Act;

(b)	has not stopped paying its debts as and when they fall due;

(c)	has not been served with a demand under section 459E of the Corporations Act which it is taken under section 459F of the Corporations Act to have failed to comply with; and

(d)	is not subject to voluntary administration under Part 5.3A of the Corporations Act.

2.6	Where a Vendor is an individual, that Vendor is not insolvent. For the purposes of this Warranty 2.6, a Vendor will be insolvent if:

(a)	a trustee or similar officer is appointed in respect of the Vendor or any of the Vendor’s assets;

(b)	an order is made for the bankruptcy of the Vendor or his or her estate or an event occurs that would give a court the right to make such an order;

(c)
a moratorium of any debts of the Vendor, a personal insolvency agreement or any other assignment, composition or arrangement with the Vendor’s creditors or any similar proceeding or arrangement by which the assets of the Vendor are subjected conditionally or unconditionally to the control of the Vendor’s creditors or a trustee is ordered or applied for;

(d)
the Vendor is declared or taken under any applicable law to be insolvent or unable to pay his or her debts or the Vendor admits in writing that he or she is insolvent or unable to pay his or her debts;

(e)	any writ of execution, garnishee order, mareva injunction or similar order, attachment, distress or other process is made or issued against or in relation to any asset of the Vendor; or

(f)	any event occurs under any law which is analogous to, or which has a substantially similar effect to, any of the events referred to in paragraphs 2.6(a) to 2.6(e) (inclusive).
Warranty 3 – The Group Companies

3.1	Each Group Company:

(a)	is validly existing under the laws of its place of incorporation or registration and in good standing;

(b)	is accurately described in Schedule 4;

(c)	has full corporate power to own its properties, assets and businesses and to carry on the businesses it conducts; and

(d)	has good and marketable title to all the assets included in the Accounts free of any Security Interest.

3.2	No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of a Group Company;

(b)	receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of a Group Company; or

(c)	mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which a Group Company is the mortgagor or chargor.

3.3	Each Group Company:

(a)	has no subsidiaries within the meaning of the Corporations Act, other than another Group Company; and

(b)	has no interest in the share capital of any company, other than another Group Company

3.4	No Group Company:

(a)	acts or carries on business in partnership with any other person;

(b)	is a member (other than through the holding of share capital) of any corporate or unincorporated body, undertaking or association (other than a trade association); or

(c)	holds or is liable on any share or security (other than a share or security in a trade association) which is not fully paid up or which carries any liability.

3.5	No Group Company trades under a name other than its corporate name (excluding trade marks or business names registered in a name other than its corporate name).

3.6	No Group Company:

(a)	is insolvent within the meaning of section 95A of the Corporations Act;

(b)	has stopped paying its debts as and when they fall due;

(c)	has been served with a demand under section 459E of the Corporations Act which it is taken under section 459F of the Corporations Act to have failed to comply with; or

(d)	is subject to voluntary administration under Part 5.3A of the Corporations Act.
Warranty 4 – Share capital

4.1	The Sale Shares:

(a)	Comprise:

(i)	the entire share capital of Kaldor Industries Pty Limited and Freiburg Holdings Pty Limited; and

(ii)	5.26% of the issued capital of ASI;

(b)	are fully paid; and

(c)	were validly issued.

4.2	The Vendors have complete and unrestricted power and right to sell, assign and transfer the Sale Shares to the Purchasers.

4.3	There are no:

(a)	securities convertible into shares of any Group Company;

(b)	options or other entitlements:

(i)	over the Sale Shares or shares of any Group Company; or

(ii)	to have shares of any Group Company issued; or

(c)	restrictions on the transfer of any Sale Shares or shares of any Group Company.

4.4	There is no Security Interest over or affecting the Sale Shares, or shares of any Group Company, or any of them, that will not be released on or before Completion.

Warranty 5 – The Accounts

5.1	The Accounts:

(a)	give a true and fair view of:

(i)	the financial position and state of affairs of the Group as at the Accounts Date; and

(ii)	the financial performance of the Group for the financial period ended on the Accounts Date;

(b)	were prepared in accordance with:

(i)	the Accounting Standards, the Corporations Act and all other applicable laws;

(ii)	the same accounting policies, practices and procedures (and method of application of them) as were applied in the corresponding accounts for the previous three years; and

(iii)	in the manner described in the notes to them;

(c)
contain proper and adequate provision for and full disclosure of all liabilities, whether actual, contingent or otherwise, of the Group at the Accounts Date (including for all discounts, rebates, allowances and other preferential terms of any nature that are available to the Business from its suppliers or offered by the Business to its customers); and

(d)	are not affected by any abnormal, extraordinary, exceptional or non–recurring items.

5.2	Since the Accounts Date:

(a)	there has been no Material Adverse Change and no fact, matter, event or circumstance has occurred which is likely to give rise to a Material Adverse Change;

(b)
no dividend or distribution of capital or income has been declared, made, paid or determined to be payable in respect of any share capital of a Group Company whether of cash, specific assets or otherwise;

(c)
the Group has carried on the Business in the ordinary and usual course and has not entered into any contracts or arrangements other than in the ordinary and usual course of carrying on business of the Business;

(d)	no Group Company has incurred or undertaken any actual or contingent liabilities or obligations, including Tax, except in the ordinary and usual course of business;

(e)
no Group Company has acquired or disposed of or dealt with any assets, nor has it entered into any agreement or option to acquire or dispose of any assets other than in the ordinary and usual course of business for full market value;

(f)	no Group Company has borrowed money;

(g)	except by operation of law or a Permitted Security Interest no Group Company has granted any Security Interest over any of its inventory or assets;

(h)
no Group Company has paid or agreed to pay any retiring allowance, superannuation or benefit to any of its officers or employees except where the law requires it or in accordance with a superannuation or retirement scheme in force at the Accounts Date;

(i)
no Group Company has entered into or altered any contract of service with any officers, employees or agents, or increased or agreed to increase the rate of remuneration or compensation payable to any of its officers, employees or agents;

(j)	no Group Company has implemented any new accounting or valuation method for its business, assets, property or rights;

(k)	no major supplier of a Group Company has:

(i)	materially reduced the level of its supplies to that Group Company;

(ii)	indicated an intention to cease or reduce the volume of its trading with the Group Company after Completion; or

(iii)	materially altered the terms on which it trades with the Group Company;

(l)	no major customer of a Group Company has:

(i)	materially reduced the level of its custom from that Group Company;

(ii)	indicated an intention to cease or reduce the volume of its trading with the Group Company after Completion; or

(iii)	materially altered the terms on which it trades with the Group Company;

(m)	no loans have been made nor bonuses paid by a Group Company to employees, nor have any advances or loan money been accepted from any employees; and

(n)
no resolutions have been passed by the members or directors of a Group Company except in the ordinary and usual course of business of that Group Company and those necessary to give effect to this agreement.

5.3
No Group Company has provided any guarantee, letter of comfort or made any representation or given any undertaking to any person in respect of the obligations or solvency of any other person or in support of or as an inducement to or otherwise in connection with the provision of financial accommodation, whether or not considered by the Group Company to be legally binding.

5.4
The Vendors have disclosed to the Purchasers full details in complete terms of every contract under which Group Companies receive, or are entitled to receive, financial accommodation from any person, including any other Group Company.

5.5	The Management Accounts:

(a)	show a materially accurate view of:

(i)	the financial position and state of affairs of Pelikan Artline and the Business as at the date to which they have been prepared; and

(ii)	the financial performance of Pelikan Artline and the Business for the period in respect of which they have been prepared;

(b)	were prepared in accordance with the same accounting policies as were applied in the preparation of the management accounts of Pelikan Artline and the Business during the 2014‑2015 financial year; and

(c)	are not affected by an unusual, abnormal, extraordinary or non–recurring item.
Warranty 6 – Records
The Records:

(a)	are in the physical possession or control of the Group;

(b)	are, at Completion, located at the Properties;

(c)	have been fully, properly and accurately kept and completed in accordance with all applicable laws and are up–to–date;

(d)	include all records required under, or to comply with or support any return or claim under, any applicable law (including under Tax law and the Corporations Act);

(e)	do not contain material inaccuracies or discrepancies of any kind; and

(f)	have been prepared in accordance with the requirements of the Corporations Act and the Accounting Standards.
Warranty 7 – Commitments

7.1	There are no agreements, arrangements or understandings affecting a Group Company or any business of a Group Company that:

(a)	the Purchasers will be unable to terminate after the Completion Date on giving 30 days' notice or less without penalty;

(b)	are material to the operation of the Business of a Group Company and have not been disclosed in the Disclosure Letter or in the Data Room;

(c)
are outside the ordinary and proper course of business of the Business or otherwise contain any unusual, abnormal or onerous provisions (including covenants for minimum purchase, exclusivity or 'most favoured nation');

(d)	are incapable of being fulfilled or performed on time without undue or unusual expenditure of money or effort;

(e)	entitle the other party to terminate the agreement, or impose terms less favourable to the Business, by reason of the change in ownership of a Group Company;

(f)	were not negotiated and entered into on arm's length terms;

(g)	are in the nature of a partnership, joint venture or consortium arrangement or agreement or any agreement for sharing commissions or other income;

(h)	involve, or are likely to involve, an aggregate outstanding or potential expenditure or commitment by a Group Company of more than $500,000;

(i)	are having, or are likely to have, a material adverse effect on the financial or trading position, performance, or prospects of the Business; or

(j)	limit or exclude a Group Company's right to do business and/or to compete in any area or in any field or with any person.

7.2	With respect to each agreement, arrangement or understanding relating to the Business:

(a)	no party is in default;

(b)	there are no grounds for rescission, avoidance or repudiation;

(c)	no party has given notice to terminate it or has sought to repudiate or disclaim it or, as far as the Vendors are aware, intends to do so;

(d)	as far as the Vendors are aware, there are no facts or circumstances which are likely to give rise to any of the above; and

(e)
there will be no liability on a Group Company to account for goods and services tax (GST) without the Group Company being entitled to increase the consideration payable to it, or otherwise seek reimbursement, so that the Group Company retains the amount it would have obtained but for the imposition of GST.

7.3	All Taxes (including stamp duty) payable on all documents and transactions to which a Group Company is a party, or that any Group Company has an interest in enforcing, have been paid.

7.4
No offer, tender, quotation or the like given or made by any Group Company is capable of giving rise to a contract merely by any unilateral act of a third party, other than in the ordinary course of business and other than as disclosed in this agreement or the Disclosure Letter.

7.5	The sale of the Sale Shares will not give rise to any contractual right of:

(a)	any supplier to the Business to cease or reduce supplying the Business; or

(b)	any customer to the Business to cease or reduce their custom with the Business.
Warranty 8 – Superannuation

8.1	Each Group Company has in the past and will make sufficient contributions:

(a)
to complying superannuation funds (as defined in the SGAA) in accordance with the SGAA to ensure that, as at the Completion Date, it will have no liability or potential liability to pay any superannuation guarantee charge, as defined in the SGAA; and

(b)
in accordance with, and have otherwise complied with, the requirements of the Choice of Fund regime in Part 3A of the SGAA so that it will have no liability or potential liability as at the Completion Date to pay an increased superannuation guarantee charge under subsections 19(2A) and/or 19(2B) of the SGAA.

8.2
As at the Completion Date, each Group Company will have complied with all of its obligations, duties and liabilities in respect of its Superannuation Arrangements, including making all contributions to the Superannuation Arrangements required to be made under their respective rules.

8.3
As at the Completion Date, there are no applicable industrial awards, agreements or other instruments or any other legal obligation which may impact upon the superannuation entitlements of an employee of a Group Company, and each Group Company has not made any representations in relation to the superannuation entitlements of an employee of a Group Company which could be taken to impact on that employee's superannuation entitlements.

8.4	As far as the Vendors are aware, each Superannuation Arrangement to which contributions have been made by each Group Company is a complying superannuation fund for the purposes of the SGAA.

8.5
From the date employment commenced until the Completion Date, each Group Company only made and only has an obligation to make contributions for the benefit of each of its employees at the rate required by the SGAA from time to time.

8.6
As at the Completion Date, excepting the Esselte Australian Superannuation Fund, the Superannuation Arrangements of which each Group Company's employees are members only provide accumulation benefits to a Group Company's employees.

8.7	Each Group Company is not a standard employer–sponsor in respect of any Superannuation Arrangement other than the Sponsored Fund.

8.8
On Completion the defined benefit fund, Esselte Australian Superannuation Fund (and any other defined benefit fund to which a Group Company contributes) will have sufficient assets to pay the accrued benefits of each employee of the Group who is a member of that fund.

Warranty 9 – Employees

9.1
Full and correct particulars of the employees of the Group, including details in respect of remuneration, benefits, accrued or pro rata long service leave, personal and carer's leave and annual leave entitlements, period of continuous service, work place location, job title or job function, notice period and bonus arrangements and whether employees have given notice to take parental leave, are contained in the Records of the Group which have been made available to the Purchasers for inspection before the date of this agreement.

9.2	No Claim has been made, nor has a Group Company received notice of any potential Claim, by or on behalf of any past or present employee or contractor against a Group Company.

9.3
There is no issue (including the expiry of any award, enterprise agreement or other instrument made or approved under law) which may lead to industrial action by employees or any industrial organisation of employees which may disrupt the Business or cause it to incur financial expenditure.

9.4
Each Group Company has complied with and continues to comply with all obligations arising under law, equity, statute (including occupational health and safety, annual leave, long service leave, equal opportunity, anti–discrimination, Tax, superannuation, workers' compensation and industrial laws), award, enterprise agreement or other instrument made or approved under any law with respect to its past and present employees and contractors.

9.5	Each Group Company has taken steps to ensure that claims under section 106 of the Industrial Relations Act 1996 (NSW) made by or on behalf of any past or present employee or contractor are avoided.

9.6	The employees of the Group:

(a)	are all employed to work in the conduct of the Business; and

(b)	are the only persons employed or engaged to work or provide personal services in the conduct of the Business.

9.7
None of the senior management employees of the Group has terminated their employment or given notice of the termination of their employment and the Vendors are not aware that any employee intends to give notice of termination of their employment.

9.8	Each Group Company has not:

(a)
given a commitment (whether legally binding or not) to increase or supplement the remuneration, superannuation, annual leave (including leave loading), long service leave, personal leave or any other compensation, gratuities or benefits of any employee; or

(b)	agreed to a share incentive scheme, share option scheme, bonus scheme, profit sharing scheme or other employee incentive scheme with an employee.

9.9
No schemes or arrangements operated by or relating to a Group Company in respect of the Business of a Group Company exist, which provide to any officer, employee, independent contractor or agent of a Group Company a commission, remuneration or other payment calculated by reference to the whole or part of the turnover, profits or sales of a Group Company or the Business.

9.10
Except as set out in the Disclosure Letter, no employee of the Group is entitled to any retention payment or other payment or benefit (or any increased payment or benefit) as a direct or indirect result of this agreement, a change of control of a Group Company or the sale of the Business (including where the change of control or sale is one of a number of preconditions to a payment or benefit or increased payment or benefit).

9.11	Except as set out in the Disclosure Letter:

(a)	no industrial awards apply to or cover the employees of a Group Company;

(b)
no Group Company is a party to any enterprise agreement or collective bargaining agreement or any other instrument made or approved under any law in relation to any of the employees of a Group Company;

(c)
no Group Company is a party to any agreement, arrangement or understanding with a union or any representative of it or industrial organisation in relation to any of the employees of a Group Company; and

(d)	no Group Company has agreements, arrangements or understandings with contractors in connection with the Business.

9.12
There are no written employment agreements with any person employed in the Business except as set out in the Disclosure Letter. Except as required by law, all contracts of employment with employees of a Group Company may be terminated by the relevant Group Company, as employer, by notice of one month or less.

9.13
No notice, prosecution, prohibition, improvement notice or Claim has been received by the Vendors or a Group Company from any Governmental Authority in relation to the employment by the Group Company of the employees of a Group Company.

9.14	No contractor has been engaged to work or provide personal services in the conduct of the Business.

9.15	None of the employees of a Group Company requires a work visa or any licence or other form or approval to work in the conduct of the Business.
Warranty 10 – Workers' compensation
The Vendors have disclosed to the Purchasers:

(a)	all Claims for workers' compensation; and

(b)
all documents and information in a Group Company's possession or of which the Vendors are aware relating to all events, incidents, injuries and conditions (including physical and mental health conditions and working conditions), work practices, policies and any other things occurring or existing or alleged to have occurred or existed in the period of three years prior to the Completion Date which could lead to or contribute to a Claim for workers' compensation being made by any of a Group Company's employees or contractors or any of its former employees or contractors.

Warranty 11 – Tax
Defined terms

11.1	In Warranty 11:
Group Liabilities has the meaning given to it in section 721–10 of the 1997 Tax Act that was not paid or otherwise discharged in full by the time the liability became due and payable.
Ruling means any ruling, determination, arrangement, clearance, consent or advice issued by, or negotiated with, any Tax Authority in respect of any Tax or Tax Law.
General warranties

11.2	Each Group Company has:

(a)	complied with all obligations imposed on each Group Company by any Tax Law;

(b)	paid, or the Accounts fully provide for, all Tax which each Group Company is or may become liable to pay in respect of the period up to and including the Accounts Date;

(c)	filed, lodged or submitted all Tax returns and information regarding Tax and Tax matters as and when required by Tax Law or requested by any Tax Authority;

(d)
maintained sufficient and accurate records and all other information required to support all Tax returns and information which has been or may be filed, lodged or submitted to any Tax Authority or is required to be kept under any Tax Law;

(e)
complied with all of its obligations under any statutory provisions requiring the deduction or withholding of Tax from amounts paid by each Group Company, whether on its own behalf or as agents, and has properly accounted for any Tax so deducted or withheld to any Tax Authority (other than amounts which have yet to become payable);

(f)	complied with all obligations to register for the purposes of any Tax Law; and

(g)
complied with all obligations imposed under Tax Law in relation to the quotation of tax file numbers by employees of each Group Company, including the guidelines under applicable Privacy Law and have not committed an offence in relation to the collection, recording, use or disclosure of tax file numbers.

11.3
After the Accounts Date, the only Tax Liabilities of each Group Company that have arisen or may arise on or before the Completion Date are, or will be, Liabilities arising out of the normal business and trading activities of each Group Company.

11.4	Each Group Company:

(a)
is not involved in any audit or investigation of any of its Tax returns or business operations or any dispute with any Tax Authority and the Vendors are not aware of any circumstances or event which may give rise to any such audit, investigation or dispute;

(b)	has not entered into or been a party to any transaction which contravenes the anti–avoidance or transfer pricing provisions of any Tax Law;

(c)	is not currently the beneficiary of any extension of time within which to file, lodge or submit any Tax return or with respect to any Tax assessment or any Tax shortfall; and

(d)	has not in the last 5 years been the subject of any audit by, or in dispute with, any Tax Authority.

11.5
Any statement, information, Ruling request, notice, computation, election or return which has been made, filed, lodged or submitted to a Tax Authority, or a Tax Officer within the meaning of any Tax Law, by each Group Company in respect of any Tax or Tax matter:

(a)	is true, correct and complete;

(b)	discloses all material facts which should be disclosed under any relevant Tax Law;

(c)	is not false, misleading or deceptive; and

(d)	has been made, filed, lodged or submitted on time.

11.6
The Vendors have disclosed to the Purchasers all relevant information and material held by the Vendors or each Group Company pertaining to the income tax returns referred to in Warranty 11.2 (including copies of any lodged income tax returns and any attachments).

11.7	The Vendors have disclosed to the Purchasers all relevant information and material held by the Vendors or each Group Company pertaining to any matter referred to in Warranty 11.2 for inspection.

11.8
All copies of information, notices or returns submitted to any Tax Authority by a Group Company in respect of Tax that have been supplied by the Vendors or their advisers to the Purchasers are true and complete copies of the originals.

11.9	The office of public officer of each Group Company as required under any Tax Law has always been occupied.

11.10	All transactions and other dealings between each Group Company and a third party have been (and can be demonstrated to have been) conducted on arm’s length commercial terms.

11.11
Except for Pelikan Artline Limited (NZ), Spirax Holdings NZ Limited, Spirax New Zealand Limited, Spirax Holdings NZ Limited and Columbia Pelikan Pty Limited, no Group Company has a permanent establishment (as that expression is defined in any relevant double taxation agreement to which Australia is a party) outside Australia nor is any Group Company required to be registered in any place as a recognised foreign company or trust.

Consolidation

11.12	Deleted
Rulings

11.13	Any transaction that each Group Company has entered into in reliance on any Ruling has been implemented in the manner disclosed in the application for the Ruling.

11.14
No Group Company has acted or failed to act in any way which has or might alter, prejudice or infringe any arrangement which has been negotiated with a Tax Authority or any Ruling which has previously been obtained from or issued by a Tax Authority.

11.15	No Group Company has made or requested any Ruling, objection or amended assessment in relation to its lodged, filed or submitted Tax returns.

11.16	Complete copies of all private rulings, advices, consents, advance opinions and clearances from a Tax Authority affecting the Sale Companies have been disclosed to the Purchasers.
Stamp duty

11.17
All documents required to be created by each Group Company under a law relating to stamp duty or a Tax of a similar nature, have been created and have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws.

11.18
All documents which are liable to stamp duty or a Tax of a similar nature, or necessary to establish the title of a Group Company to an asset, have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws.

11.19	The Vendor has not in the last 5 years been a party to any transaction where an asset was transferred to an Associate and relief from stamp duty was obtained.
Elections

11.20	The Sale Companies have never made, nor will make prior to the Completion Date, an interposed entity election within the meaning of section 272–85 to Schedule 2F of the 1936 Tax Act.
Losses

11.21	Nothing has occurred to deny or disallow a Group Company a Tax deduction in respect of any:

(a)	current year Tax losses;

(b)	carry forward Tax losses under any Tax Law, as at the Accounts Date; and

(c)	Tax losses incurred between the Accounts Date and the Completion Date, other than the entry into this agreement or the transfer of Sale Shares as contemplated by this agreement.

11.22	Nothing has occurred to deny or disallow a Tax deduction in respect of any prior year Tax losses allowed or claimed under any Tax Law as at the Completion Date.

11.23
To the extent that any Tax losses have been transferred to or from a Group Company, each Group Company has satisfied all relevant conditions under any Tax Law and the public officer of each Group Company has signed a written agreement on or before the date of lodgment of the transferee's Tax return as required by the Tax Law.

Dividends

11.24	No Group Company:

(a)	has made a frankable distribution (as defined in section 202–40 of the 1997 Tax Act) in breach of the bench mark rule (as defined in section 203–25 of the 1997 Tax Act);

(b)	has made a linked distribution (as defined in section 204–15 of the 1997 Tax Act);

(c)	has issued tax exempt bonus shares (as defined in section 204–25 of the 1997 Tax Act);

(d)	has streamed a distribution within the meaning of section 204–30 of the 1997 Tax Act;

(e)	has notified, nor is required to notify, the Commissioner about variances in its bench mark franking percentage under section 204–75 of the 1997 Tax Act;

(f)
is liable, nor will be liable at or before Completion, to pay franking deficit tax imposed by the New Business Tax System (Franking Deficit Tax) Act 2002 (Cth) in accordance with section 205–45 of the 1997 Tax Act;

(g)
is liable, nor will be liable at or before Completion, to pay over–franking tax imposed by the New Business Tax System (Over‑franking Tax) Act 2002 (Cth) in accordance with section 203–50 of the 1997 Tax Act;

(h)	reasonably expects to have a Franking Deficit at Completion;

(i)	reasonably expects to receive a refund of Tax within three months of Completion; and

(j)	is a former exempting company.

Rollover relief, and Pre‑CGT assets and change of ownership

11.25	No asset of a Group Company has been the subject of:

(a)	the operation of Division 149 of the 1997 Tax Act; or

(b)	a claim for rollover relief under Subdivision 126–B of the 1997 Tax Act in circumstances where there might be an application of Subdivision 104–J of the 1997 Tax Act.

11.26	The sale of the Sale Shares will not result in the application of Subdivision 104–J of the 1997 Tax Act to a Group Company.
Research and development

11.27
All Tax Relief for research and development expenditure, as allowed under the 1936 Tax Act or the 1997 Tax Act, claimed by a Group Company in any Tax return, or to be claimed by a Group Company in a Tax return, is supported by:

(a)	registration with Innovation Australia (or AusIndustry on behalf of Innovation Australia) within the required statutory time limit;

(b)
records that sufficiently demonstrate to both Innovation Australia (or AusIndustry on behalf of Innovation Australia) and the applicable Tax Authority that the research and development activities and expenditure meet all legislative requirements for the Tax Relief; and

(c)	where applicable, positive findings or other approvals by Innovation Australia (or AusIndustry on behalf of Innovation Australia).
Share capital account

11.28
No Group Company has a tainted share capital account within the meaning of Division 197 of the 1997 Tax Act and no Group Company has taken any action that might cause that Group Company's share capital account to become a tainted share capital account, nor has an election been made at any time to untaint any Group Company's share capital account.

Future Income Tax Benefit

11.29
Other than the transactions contemplated by this agreement, no event has occurred which has prevented or could prevent a Group Company obtaining the benefit of any future income tax benefit provided for in the Accounts.

Debt forgiveness

11.30
No debt owed by a Group Company has been, or has been agreed to be, released, waived, forgiven or otherwise extinguished by a person which would attract the operation of Division 245 of Schedule 2C of the 1936 Tax Act or Division 245 of the 1997 Tax Act.

11.31	No debt deductions have been denied to a Group Company in respect of income years up to and including the Completion Date pursuant to Division 820 of the 1997 Tax Act.
GST

11.32
Unless otherwise defined in this agreement, words or expressions used in Warranties 11.33 to 11.43 (inclusive) have the same meaning as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

11.33
No Group Company is a party to any agreement, arrangement or understanding in respect of which it is or will become liable to pay GST without being entitled to increase the consideration payable under the contract, deed, arrangement or understanding or otherwise seek reimbursement so that each Group Company retains the amount it would have retained but for the imposition of GST. However this warranty does not apply in respect of any contract, agreement, arrangement or understanding under which the consideration payable is stated in writing to include GST.

11.34	Each Group Company:

(a)	is registered for GST under the GST law;

(b)	has complied in all respects with the GST law; and

(c)	is not in default of any obligation to make any payment or return (including any Business Activity Statement) or notification under the GST law.

11.35	No Group Company has engaged in any avoidance scheme for the purposes of section 165–5 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

11.36	No Group Company has entered into any contract, deed, arrangement or understanding which will make it exceed the financial acquisitions threshold.

11.37	Each Group Company has established internal procedures and systems necessary to ensure that its billing, accounts receivable and general ledger functions accurately capture and account for GST.

11.38	All information has been given necessary to ensure that any payment by an insurer under an insurance policy in which a Group Company has an interest is not treated as consideration for a supply.

11.39	Deleted

11.40	Each Group Company has correctly and on a timely basis, returned GST on all taxable supplies and has no outstanding GST liabilities.

11.41
Each Group Company has correctly claimed input tax credits on all creditable acquisitions and has held valid tax invoices in each relevant tax period in which the input tax credits were claimed and continues to hold those tax invoices as required by law.

11.42
At the Completion Date, each Group Company holds all tax invoices, adjustment notes, recipient created tax invoices and other documents (including any relevant GST agreements, such as recipient created tax invoice agreements) necessary for input tax credits and decreasing adjustments to be attributed to a tax period that commences prior to the Completion Date.

11.43	No Group Company has been paid any amount on account of, or in respect of, GST by any entity which it was not contractually entitled to be paid.
Warranty 12 – Litigation

12.1	No Group Company is engaged in any prosecution, litigation or arbitration proceedings and:

(a)	no such proceedings are pending or threatened in respect of which verbal or written communication has been given or received by any Group Company; and

(b)	there are no facts, matters or circumstances which are reasonably likely to give rise to any such proceedings.

12.2	There are no disputes which may or might give rise to any prosecution, litigation or arbitration proceedings.

12.3	There are no unsatisfied judgements, awards, claims or demands against any Group Company.
Warranty 13 – Privacy

13.1	Except as disclosed in the Disclosure Letter, each Group Company has complied with Privacy Law in relation to Personal Information.

13.2
The performance by the Vendors of this agreement and the transfer of Personal Information to the control of the Purchasers in connection with, or contemplated by, this agreement will not breach Privacy Law.

13.3	No individual has claimed, and no grounds exist for an individual to claim compensation from a Group Company for a breach of Privacy Law.

13.4	No notice has been received by a Group Company from a competent authority alleging a breach of Privacy Law.
Warranty 14‑ Anti‑Bribery and Anti‑Corruption
Compliance with Anti‑Bribery Laws

14.1
There is not, and has not been, any Anti‑Bribery Law related enquiry, investigation, claim, legal action or disciplinary proceeding (including any internal investigation, enquiry or proceeding) concerning a Group Company whether commenced by or under the control of a:

(a)	Public Agency; or

(b)	Group Company.

14.2
There is not, and has not been, any Anti‑Bribery Law related enquiry, investigation, claim, legal action or disciplinary proceeding (including any internal investigation, enquiry or proceeding) concerning any agent or customer or supplier of the Group, whether commenced by or under the control of:

(a)	a Public Agency;

(b)	a Group Company; or

(c)	the relevant agent, customer or supplier.

14.3
No Group Company has been involved in any breach or failure to comply with any Anti‑Bribery Laws or any facts that are likely to give rise to any Anti‑ Bribery Law investigation or inquiry by or against:

(a)	a Group Company; or

(b)	an agent or a customer or supplier of the Group.
Unlawful payments

14.4	No Group Company, nor any of its directors, officers, employees, contractors, consultants or agents, has, directly or indirectly through a third party intermediary:

(a)
paid, offered, given, promised to pay, or authorised the payment of any funds or other things of value (including any fee, gift, sample, travel expense, entertainment, service, equipment, loan, debt forgiveness, donation, grant or other payment in support in cash or in kind, however characterised) to any:

(i)	Public Agency;

(ii)	Public Official;

(iii)	person acting for and on behalf of any Public Agency; or

(iv)	agent or other person at the suggestion, request, direction or for the benefit of the above described persons; or

(b)
made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or made any other payment of a similar or comparable nature, to any person, regardless of the form, whether in money, property or services, to obtain favourable treatment in securing business or to obtain special concessions or to pay for favourable treatment for business secured or for special concessions already obtained.

14.5	No Group Company, nor any of its directors, officers, employees, contractors, consultants or agents, has, directly or indirectly through a third party intermediary:

(a)	demanded, agreed to receive, or accepted;

(b)	assisted in demanding, agreeing to receive or accepting; or

(c)	induced or authorised another person to demand, to agree to receive or to accept, a benefit (whether money or any other advantage) for their own benefit or the benefit of another in a business transaction as consideration for granting favourable treatment in securing business or granting special concessions or favourable treatment for business secured or for special concessions already provided.
Proper Recording of assets, funds and expenses in the books and records

14.6
The Group and each Group Company have at all times kept books and records of the Business that accurately reflect the transactions and assets of the Group, and have at all times maintained a system of internal accounting controls and policies and procedures that ensures that all expenditures are captured and accurately reflected on the books and records of the Business, and the Group and each Group Company does not maintain off‑the‑books accounts or bank accounts.

14.7	The Group and each Group Company maintain a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate to ensure:

(a)	that they each maintain no off‑the‑books accounts;

(b)	that their assets are used only in accordance with management directives; and

(c)	that the integrity and accuracy of their financial statements is maintained.

14.8
No Group Company, nor, as far as the Vendors are aware, any director, officer, employee, auditor, accountant, contractor, consultant, agent or representative of any Group Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Group or any Group Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Group or any Group Company has engaged in questionable accounting or auditing practices.

Contracts

14.9
No Group Company has entered into any agreement, understanding or arrangement with an agent which does not accurately represent the purpose of the agreement and the services to be rendered by the parties to it.

Schedule of dealings with Government Agencies or Public Officials

14.10	The Disclosure Letter provides:

(a)	a full and complete record of the Group's and each Group Company's interactions with Public Agencies or Public Officials for the previous five‑year period in regard to any Anti‑Bribery Law; and

(b)	a full and complete record of any payment, gift or benefit provided to or received from any Public Agencies or Public Officials for the previous five‑year period.
Warranty 15 – Intellectual property

15.1
Schedule 9 contains a complete and accurate list of all Intellectual Property Rights owned or used by the Group, including all Intellectual Property Rights needed for the conduct of the Business in the ordinary and usual course.

15.2	The Group Companies are the sole legal and beneficial owner of the Owned Intellectual Property Rights free from any Security Interest.

15.3	The Group Companies have the right to use all Intellectual Property Rights which are used in the conduct of the Business.

15.4	In respect of each Intellectual Property Licence:

(a)	the Intellectual Property Licence is valid, binding and enforceable;

(b)	a Group Company is not in breach of the Intellectual Property Licence;

(c)	the licensor has not given notice to terminate it nor intends to do so; and

(d)	any change in control of any Group Company will not give rise to a breach or right of termination.

15.5	Neither the Group nor any related body corporate of it has licensed, granted any rights in respect of, assigned or otherwise dealt with any of the Owned Intellectual Property to any person.

15.6	The Group has not infringed, and is not infringing, the Intellectual Property Rights of any other person and no person has infringed or is presently infringing any of the Owned Intellectual Property.

15.7
Other than in respect of the Intellectual Property Licences, there are no royalties, licence fees or other similar fees payable by the Group or any related body corporate of it in connection with the use of any Intellectual Property Rights.

15.8	All registrations and applications for the Owned Intellectual Property are current and all application and registration fees and any renewal fees have been paid.

15.9
No Claims have been asserted challenging the Group's use of, or rights to, Intellectual Property Rights used in the Business and, as at the date of this agreement, the Group has not received notice of any oppositions, cancellation actions, proceedings, Claims or complaints which have been brought or threatened by any person or any Governmental Agency in relation to the Owned Intellectual Property Rights or any other Intellectual Property Rights used by the Group.

15.10	The Group has not licensed, assigned, granted any rights or authorised or permitted any person to use the Owned Intellectual Property Rights.

15.11	Each of the Vendors and each Group Company protected and maintained the confidentiality of the Group Confidential Information and ACCO Group Confidential Information.

15.12
The Group may do, or omit to do, any act in relation to any copyright works owned by any Group Company, or licensed under the Intellectual Property Licences (to the extent that the act or omission is permitted under the licence), without infringing the Moral Rights of the author in those works.

15.13
The Group has the right, against its employees and consultants employed in or engaged in connection with the Business, to claim ownership and title to all the Intellectual Property Rights generated by those persons in the course of, or in connection with, the Business.

15.14	All documents and details regarding the terms (whether oral or written) relating to each Intellectual Property Licence have been disclosed to the Purchasers.

Warranty 16 – Computer systems and software

16.1	All the computers and computer systems owned or used by the Group:

(a)
are in a good state of repair and condition and are in full operating order and are fulfilling the purposes for which they were acquired or established in an efficient manner without material downtime or errors;

(b)	have adequate capacity for the Group's present needs;

(c)	have adequate security, back–ups, hardware and software support and maintenance and trained personnel to ensure, so far as is commercially reasonable:

(i)	that breaches of security, errors and breakdowns will not occur; and

(ii)	that no material disruption will be caused to the Business or any material part of the Business in the event of a breach of security, error or breakdown;

(d)	are properly documented so as to enable them to be used and operated by any reasonably qualified personnel; and

(e)	are owned and under the sole control of the Group, are located in premises occupied by the Group, and are not shared with or used by or on behalf of or accessible by any other person.

16.2	(a) No software owned by, or licensed to the Group has been licensed or sub–licensed to any other person by the Group or a related body corporate of it.

(b)	A change in control of any Group Company will not give rise to a breach or right of termination of any software licence.

16.3	All software used on the computers and computer systems used by the Group:

(a)	performs efficiently in accordance with its specification and does not contain any defect or feature which may adversely affect its performance; and

(b)
is lawfully held and used and does not infringe the Intellectual Property Rights of any person (including that all copies held have been lawfully made and are properly used in accordance with the relevant licences).

16.4	The copyright in the software or source code for the software used on the computers and computer systems owned or used by the Group:

(a)
in the case of software written or commissioned by the Group, is owned exclusively by the Group, and no other person has rights in or rights to use that software or source code or copies of that software or source code;

(b)
in the case of standard packaged software purchased outright, is licensed to the Group on an express or implied licence which does not require the Group to make any further payments, is not terminable without the consent of the Group and imposes no material restrictions on the use or transfer of the software; and

(c)
in the case of all other software, is licensed to the Group on the terms of a valid written licence which requires payment by the Group of a fixed annual licence fee at a rate not exceeding that paid in the financial year ended on the Accounts Date, and (except for reasonable fees for software support) requires the Group to make no further or other payment, is not terminable (except for failure to pay the licence fee) without the consent of the Group and imposes no material restrictions on the use or transfer of the software.

Warranty 17 – Insurance

17.1	All relevant details of the insurance policies in respect of which any Group Company has an interest have been disclosed to the Purchasers.

17.2	There are no individual or related claims under the policies referred to in Warranty 17.1 for amounts in excess of $[ eg $10,000].

17.3	All premiums in respect of the insurances referred to in Warranty 17.1 will have been paid before the Completion Date.

17.4
Nothing has been done or omitted to be done which would make any insurance contract void or voidable or which would permit an insurer to cancel the insurance contract or refuse or reduce a claim, increase the premium or alter any of the other provisions of the insurance contract.

17.5	Under the insurance policies in which a Group Company has an interest:

(a)
all of the property and assets of a Group Company of an insurable nature are insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against; and

(b)
each Group Company is adequately insured for such amounts as would be maintained in accordance with prudent business practice in respect of all risks, whether in relation to damage to property, personal injury, public liability, product liability, workers' compensation, business interruption insurance or otherwise.

Warranty 18 – Properties

General

18.1	The particulars of the Properties set out in Schedule 10 are true and complete in all respects.

18.2
Details of all agreements, arrangements and understandings pursuant to which the Properties are used or occupied by the Group Companies have been disclosed to the Purchasers and there are no other documents, correspondence or other information which has not been disclosed to the Purchasers and which affects the interests of any Group Company in the Properties.

18.3	The Properties are the only land and buildings owned, used or occupied by the Group in connection with the Business.

18.4
The Group Companies have exclusive occupation and right of quiet enjoyment of each of the Properties and none of the Properties is subject to any sub–lease, tenancy or right of occupation by any person other than a Group Company.

18.5
No notices have been received by the Vendors or any Group Company and there is no order, declaration, report, recommendation or approved proposal of a public authority or government department which would materially affect the use of any of the Properties.

18.6	Each of the Properties is not:

(a)	subject to any restrictive covenant or exception or reservation which adversely affects its use for the purposes of carrying on the Business;

(b)	affected by any proposal for compulsory acquisition or road widening that has been notified to the Vendors or any Group Company; or

(c)	otherwise adversely affected in its use for the purposes of carrying on the Business.

18.7	No Group Company will have any residual liability in respect of any leasehold premises that it has assigned, whether or not the relevant lessor gave any release to the relevant Group Company.

18.8	There are no:

(a)
disputes, claims or actions relating to any of the Properties or their use including disputes with any Governmental Agency, adjoining or neighbouring owner with respect to boundary walls or fences or with respect to any easement, right or means of access to the Properties;

(b)	buildings or other erections or chattels, fixtures or fittings forming part of any improvement on the Properties that any person is entitled to remove; or

(c)	Security Interests (other than any lien arising by operation of law or in the ordinary course of business) affecting any of the leases for the Properties.

18.9
The principal means of access to the Properties is over roads which are maintainable at public expense and no means of access will give rise to a Group Company having to incur costs to maintain any road or gain access to the Properties.

18.10	No building or structure on the Properties:

(a)	has been affected by structural damage or electrical defects or by timber infestation or disease;

(b)	contains any asbestos or similar material hazardous to health or which may require removal or repair; or

(c)	is subject to infestation by any vermin, insect or animal life.

18.11	All utilities and services needed for the proper operation of the Business on the Properties:

(a)	are connected to the Properties;

(b)	are separately metered on the Properties;

(c)	have had the supply and connection arrangements approved by the supplying authority; and

(d)	comply with applicable laws.

18.12	All premiums payable by a Vendor or a Group Company in respect of insurance policies with respect to the Properties which have become due have been duly paid.

18.13	The use of each Property for the carrying on of the Business does not breach any Law.

18.14
Each consent in respect of any development made on behalf of any Group Company which is required under any Law for every development carried out in relation to any Property has been properly obtained and any conditions or restrictions imposed on any consent have been observed and performed.

18.15
No Group Company nor a Vendor has received any notice from any Government Agency or from any other person concerning the Properties which has not been complied with. There are no proposals made or intended to be made by any Government Agency or any other person, of which the Vendor's or a Group Company is aware and which adversely affects the use of a property for the purposes of carrying on the Business:

(a)	concerning the acquisition or resumption of the whole or any part of the Properties;

(b)	requiring the doing of work or expenditure of money on or in relation to the Properties; or

(c)	which would adversely affect the whole or any part of the Properties.

18.16	Any Lease required by law to be registered has been registered.

18.17	The Leases:

(a)
all of which have been disclosed to the Purchasers and particulars of which are set out in Schedule 10, are complete recordings of their terms and there are no undisclosed agreements, documents or understandings in relation to the Leases; and

(b)	are current and enforceable.

18.18	Neither the lessor nor lessee under a Lease:

(a)	has defaulted in the payment of rent or other moneys; or

(b)	has breached any other material obligation.

18.19	No lessor under a Lease:

(a)	has served any notice to terminate the Lease; or

(b)	has knowingly waived any breach of covenant, obligation or restriction under a Lease.

18.20	No Group Company nor a Vendor:

(a)	has agreed to any assignment, subletting, parting with possession or surrender of a Lease or any part of the Property leased;

(b)	has given any materially false or misleading information to an authority having jurisdiction over the Property the subject of a Lease; or

(c)	is entitled to any rent free period or other incentives under a Lease.

18.21	There is no:

(a)	arrears of rent under a Lease; or

(b)	current or pending litigation relating to a Lease.

18.22	The lessor has not installed any fixtures or fittings at any of the Properties which any Group Company has the obligation to maintain under the terms of the Leases.
Other properties not included in Sale

18.23	No Group Company:

(a)	will have any liability whatsoever after Completion for any leasehold or other occupation interest in any properties (other than the Properties); or

(b)
has, or will from Completion have, any liability for any Claims at any time arising directly or indirectly out of owning properties or out of any leasehold or other occupation interest in any properties (other than the Properties).

Warranty 19 – Environment

19.1	In this Warranty 19:
Contaminant means a solid, liquid or gaseous substance, odour, heat, sound, vibration or radiation which is or may be:

(a)	noxious or poisonous or offensive to the senses of human beings;

(b)	harmful or potentially harmful to the health, welfare, safety or property of human beings;

(c)	poisonous, harmful, or potentially harmful to animals or plants; or

(d)	detrimental to any beneficial use made of the Environment.
Environment means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sound, odours, place, the biological factors of animals and plants and the social factors of aesthetics.
Environmental Authorisation means any authorisation, approval, permit, licence or authority required by any Environmental Law.
Environmental Law means a law regulating or otherwise relating to the Environment including, without limitation, land use, planning, pollution of the atmosphere, water or land waste, the storage and handling of chemicals, Hazardous Substances, or any other aspect of protection of the Environment.
Hazardous Substance means any substance which is, or may be, hazardous, toxic, dangerous or polluting or which is regulated by any Environmental Law.

19.2	There is no Contaminant:

(a)	present in or on the Properties arising as a result of the conduct of the Business;

(b)	present in, on or under any property or land previously owned, leased or occupied by any Group Company; or

(c)	in, on or under any other part of the Environment which has originated or emanated from the Properties arising as a result of the conduct of the Business, which adversely affects the use of a Property for the purposes of carrying on the Business.

19.3	The Business and each business previously conducted by any Group Company:

(a)	is and has always been carried on and maintained in compliance with every applicable Environmental Law; and

(b)	is not and has not been conducted in a manner which is negligent or could result in or cause a nuisance.

19.4	All Environmental Authorisations, necessary to operate the Business:

(a)	have been obtained;

(b)	are in full force and effect;

(c)	have always been complied with in all regards; and

(d)	are not being appealed by any person.

19.5	No event has occurred nor does any fact or circumstance exist which:

(a)	could lead to any Environmental Authorisation necessary to operate the Business lawfully being modified, suspended, revoked or not renewed;

(b)	with the giving of notice or lapse of time, or both, would cause the Vendors or the Purchasers to be in breach of any:

(i)	Environmental Authorisation;

(ii)	Environmental Law;

(c)	may require the Vendors, a Group Company or the Purchasers to carry out any work or pay any money in relation to the Properties in order for the Business or the Properties to comply with any Environmental Law or any notice or requirement issued pursuant to any Environmental Law; or

(d)	would give rise to a claim from any person against the Purchasers, a Group Company or the Vendors relating to:

(i)	a breach by a Group Company of any Environmental Law or Environmental Authorisation;

(ii)	the handling, storage or use of any Hazardous Substance; or

(iii)	the discharge of any Contaminant from the Properties.

19.6	There is:

(a)	no plan or policy which has been or is required to be prepared in relation to the Properties under any Environmental Law;

(b)	no Hazardous Substance present on, at, under or emanating from any of the Properties except in such quantities and stored in such a manner as is allowed by an Environmental Law; and

(c)
nothing in, on or under or emanating from any of the Properties (including underground tanks and associated piping) that would require notification to any Governmental Authority or could entitle any Governmental Authority to require monitoring, closure, clean up or remediation under any Environmental Law.

19.7	The Properties are not the subject of any charge in favour of any Governmental Authority as security for the cleaning up of the Properties or other costs under any Environmental Law.

19.8	No survey, assessment, inspection, audit or report in respect of Environmental Matters which relates to any Property has been carried out or prepared for or on behalf of a Group Company.
Warranty 20 – Ownership of assets

20.1
Except for those assets the subject of equipment leases, the Group legally and beneficially owns, free from Security Interest, all of the property and assets included in the Accounts or which it purports to own and all assets acquired since the Accounts Date except for current assets subsequently sold or realised in the ordinary course of business.

20.2	Each Group Company owns or has valid and subsisting leases to use:

(a)	all Plant and Equipment; and

(b)	all other assets,
used by it, or which it requires, to conduct the Business.

20.3	The assets used by each Group Company in the Business:

(a)	are all located on the Properties;

(b)	are in the physical possession of the Group Company; and

(c)	are the only assets necessary for the conduct and operation of the Business as it is currently carried on.

20.4	Each item of Plant and Equipment:

(a)	is, for the avoidance of doubt, located on the Properties;

(b)	is in a good and safe state of repair and condition and satisfactory working order for its age and has been regularly and properly maintained;

(c)	is in a Group Company's possession or control;

(d)	is recorded in the plant register of that Group Company;

(e)	is capable of being operated fully and efficiently for the purposes for which it was designed or purchased;

(f)	has been maintained, repaired and serviced in accordance with prudent business practice and (where applicable) manufacturers' and suppliers' recommended requirements;

(g)	is used in and not surplus to the requirements of the Business;

(h)	is not dangerous, obsolete or in need of renewal or replacement;

(i)	is not subject to any order, notice or requirement of any Governmental Agency; and

(j)	has been operated in accordance with all applicable laws.

20.5	For each item of Plant and Equipment:

(a)	the rate of depreciation applied as shown in the Accounts has been consistently applied; and

(b)	its value in the Accounts does not exceed its market value as at the Accounts Date.

20.6
Each Group Company has policies in place to ensure the safe operation of the Plant and Equipment and such policies comply with any applicable occupational health and safety legislation and good industry practice.

20.7	In relation to Security Interests:

(a)	the Disclosure Letter contains full details of all Security Interests held by each Group Company, including details of the means by which the Security Interest is Perfected.

(b)	each Security Interest held by a Group Company (including in relation to its own assets):

(i)	is Perfected by the means detailed in the Disclosure Letter; and

(ii)	is Perfected with the highest ranking priority possible under the PPSA in relation to that type of Security Interest.
Warranty 21 – Trade practices and Consumer Law
No Group Company nor any of their officers or employees has committed or omitted to do any act or thing the commission or omission of which is a contravention of the Australian Consumer Law (Section 2 to the Competition and Consumer Act 2010 (Cth)), the Fair Trading Act 1987 (NSW)) or like legislation in any other state or territories of Australia or like legislation in New Zealand.
Warranty 22 – Information

22.1
The Vendors have disclosed to the Purchasers all information relating to the Group Companies and the Business or otherwise in relation to the subject matter of this agreement which might, if disclosed, reasonably be expected to affect the decision of a prospective purchaser to enter into this agreement, or the price at which, or the terms on which, a prospective purchaser might be willing to purchase the Sale Shares.

22.2
Each statement and all information set out in the schedules to this agreement, the Disclosure Letter and in the information disclosed to the Purchasers and their Representatives in relation to the Group (including the information in the data room established by the Vendors) is true, complete and accurate and not misleading or deceptive and in particular the Vendors have disclosed to the Purchasers details of all discounts, rebates, allowances and other preferential terms of any nature that are available to the Business from its suppliers or offered by the Business to its customers.

22.3	There is no fact, matter or circumstance known to the Vendors or the Guarantors which renders any of the information referred to in Warranties 22.1 or 22.2 misleading or deceptive.

22.4	All copies of documents disclosed by the Vendors to the Purchasers or its Representatives in relation to the Group or the Business of the Group are true and complete copies.

22.5	All predictions, projections, expectations, opinions and forecasts disclosed by or on behalf of the Vendors to the Purchasers or their Representatives are:

(a)	arrived at in good faith after due and careful consideration;

(b)
bona fide operational documents of the Group or the Business of the Group (and as such were not prepared for the purpose of disclosure to the Purchasers or other potential purchasers of the Business, unless expressly indicated otherwise on the face of the document); and

(c)	reasonable.
Warranty 23 – Compliance with applicable laws

23.1	Each Group Company has complied with all applicable laws (whether applicable to the conduct of the Business, the use of the Properties and the other assets of the Group Company or in any other manner) and no contravention or allegation of any contravention of any applicable law has been made against any Group Company or the Vendors.

23.2	Each Group Company:

(a)	holds all licences, approvals, consents, rights, registrations, permits, certificates and other authorisations necessary for the use of the Properties and for the conduct of the Business (Approvals);

(b)	has complied with all terms, conditions and other provisions of or applicable to those Approvals;

(c)	has not done or permitted to be done anything that would cause any of the Approvals to be terminated; and

(d)	has not received any notice that any Approval will be revoked, suspended, modified or will not be renewed.

23.3	As far as the Vendors are aware, there is no fact or matter which might prejudice the continuance or renewal, or result in the revocation or variation in any material respect, of any Approval.

23.4	The Vendors have disclosed to the Purchasers:

(a)	all Approvals; and

(b)	all conditions and notices attaching or applicable to the Approvals.

23.5	No Vendor nor any Group Company has received any notice that any such Approval, statutory permit or licence will be revoked, suspended, modified or will not be renewed.

23.6
The Vendors have completed and lodged all returns and statements required to be lodged by law with any Government Agency and the returns and statements so lodged were true and correct in every respect.

Warranty 24 – Liabilities under asset and other purchase or sale agreements
No Group Company will have any obligations (actual or contingent) after Completion to:

(a)	do any act, matter or thing; or

(b)	pay any moneys under any indemnity,
under any agreement entered into by that Group Company or any other Group Company before Completion for the purchase or sale of any assets, shares or partnership interest by any Group Company.
Warranty 25 – Stock

25.1	All Stock:

(a)
is in the physical possession of each Group Company (other than Stock in transit in the ordinary course of business and Stock ordered by and paid for by the Group Company before the Completion Date but not received by the Completion Date in the ordinary course of business);

(b)	except as appropriately provided for in the Accounts, is in good and marketable condition; and

(c)	conforms with all relevant specifications and standards.

25.2	Packaging materials and labels used by each Group Company on Stock do not contain false and misleading or deceptive statements or representations and are not contrary to any law.

25.3	The level of Stock is sufficient to meet and is not materially surplus to the requirements of the Business.

25.4
There is a ready market for the Stock and it can be sold in the ordinary and normal course of trading in the Business in the time period within which the Business would expect to sell it and at the Business' current price list without any rebate, discount or allowance (other than normal customer rebates, discounts or allowances).

25.5	No item of Stock has been delivered to any Group Company on terms that title remains with the seller until the Group Company pays for it in full.

25.6
On Completion, each Group Company’s Stock position including Stock on order and Stock in transit or in bond or held on a consignment basis by customers of the Group Company, will be fully and accurately reflected in the Records of the Business with Stock being valued on the same basis as in the Accounts.

Warranty 26 – Defective products
No Group Company has manufactured, sold or supplied any products or services which are or were or will become in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made or given by it or with all applicable regulations, standards and requirements.
Warranty 27 – Effect of sale of Sale Shares

27.1
The transfer of the Sale Shares to the Purchasers under this agreement will not result in any supplier or customer of a Group Company ceasing or being entitled to substantially reduce its level of business with the Group Company.

27.2	The entry into and performance of this agreement and the consummation of the transactions contemplated thereby does not and will not:

(a)	result in the breach of any of the terms, conditions or provisions of any agreement or arrangement (whether oral or written) to which a Group Company or Vendor is a party;

(b)	relieve any person from any obligation to a Group Company;

(c)	result in the creation, imposition, crystallisation or enforcement of any Security Interest or other third party right or interest on the Sale Shares, a Group Company, its assets or undertaking;

(d)	result in any indebtedness of a Group Company becoming due and payable; or

(e)	result in any obligation of a Group Company being accelerated.
Warranty 28 – Delegations, offers, finder's fees

28.1	No power of attorney given by a Group Company will be in force after Completion.

28.2	Any offer, tender or quotation made or given by a Group Company which is outstanding and capable of acceptance by a third party, was made or given in the ordinary course of business.

28.3
None of the Vendors, a Group Company and any Associate of a Vendor or a Group Company has taken any action under which any person is or may be entitled to a finder's fee, brokerage or commission in connection with the acquisition of the Sale Shares under this agreement.

Signing page
EXECUTED as an agreement.
Vendors

Signed by Andrew Gabriel Kaldor in the presence of

/s/ Lyle Abel	/s/ Andrew Gabriel Kaldor
Signature of witness	Andrew Gabriel Kaldor
Lyle Abel
Name of witness (print)

Executed by Cherington Investments Pty Ltd in accordance with section 127 of the Corporations Law (Cth)

/s/ Andrew Gabriel Kaldor	/s/ Renata Kaldor
Signature of director	Signature of director/company secretary (Please delete as applicable)
Andrew Gabriel Kaldor	Renata Kaldor
Name of director	Name of director/company secretary (print)

Signed for Freiburg Nominees Proprietary Limited as trustee for the Ruth Eisner Trust by its attorney Andrew Gabriel Kaldor under Power of Attorney dated 5th March 2016, who hereby declares that, at the time of executing this document, he has no notice of revocation of the aforesaid Power of Attorney (under the authority of which he has executed this document), in the presence of:

/s/ Lyle Abel	/s/ Andrew Gabriel Kaldor
Signature of witness	Signature of attorney
Lyle Abel
Name of witness (print)	Name of attorney Andrew Gabriel Kaldor

Signed for Freiburg Nominees Proprietary Limited as trustee for the Miriam Henry Trust Trust by its attorney Andrew Gabriel Kaldor under Power of Attorney dated 5th March 2016, who hereby declares that, at the time of executing this document, he has no notice of revocation of the aforesaid Power of Attorney (under the authority of which he has executed this document), in the presence of:

/s/ Lyle Abel	/s/ Andrew Gabriel Kaldor
Signature of witness	Signature of attorney
Lyle Abel
Name of witness (print)	Name of attorney Andrew Gabriel Kaldor

Executed by Enora Pty Ltd as Trustee for the Haynes Family Settlement in accordance with section 127 of the Corporations Law (Cth)

/s/ Bruce R. Haynes
Signature of sole director and sole company secretary	who states that he is the sole director and the sole company secretary of the company
Bruce Ronald Haynes
Name of sole director and sole company secretary

Bruce Ronald Haynes

Signed by Bruce Ronald Haynes in the presence of:

/s/ Stephen Coleman	/s/ Bruce R. Haynes
Signature of witness	Bruce Ronald Haynes
Stephen Coleman
Name of witness (print)

Guarantors

Signed by Andrew Gabriel Kaldor in the presence of:

/s/ Lyle Abel	/s/ Andrew Gabriel Kaldor
Signature of witness	Andrew Gabriel Kaldor
Lyle Abel
Name of witness (print)

Signed for Miriam Jean Henry by her attorney Andrew Gabriel Kaldor under Power of Attorney dated 5th March 2016, who hereby declares that, at the time of executing this document, he has no notice of revocation of the aforesaid Power of Attorney (under the authority of which he has executed this document), in the presence of:

/s/ Lyle Abel	/s/ Andrew Gabriel Kaldor
Signature of witness	Signature of attorney
Lyle Abel
Name of witness (print)	Name of attorney Andrew Gabriel Kaldor

Signed for Ruth Pamela Eisner by her attorney Andrew Gabriel Kaldor under Power of Attorney dated 5th March 2016, who hereby declares that, at the time of executing this document, he has no notice of revocation of the aforesaid Power of Attorney (under the authority of which he has executed this document), in the presence of:

/s/ Lyle Abel	/s/ Andrew Gabriel Kaldor
Signature of witness	Signature of attorney
Lyle Abel
Name of witness (print)	Name of attorney Andrew Gabriel Kaldor

Signed for Reginald Henry  by his attorney Andrew Gabriel Kaldor under Power of Attorney dated 5th March 2016, who hereby declares that, at the time of executing this document, he has no notice of revocation of the aforesaid Power of Attorney (under the authority of which he has executed this document), in the presence of:

/s/ Lyle Abel	/s/ Andrew Gabriel Kaldor
Signature of witness	Signature of attorney
Lyle Abel
Name of witness (print)	Name of attorney Andrew Gabriel Kaldor

Purchasers

Executed by ACCO Brands Australia Pty Limited in accordance with Section 127 of the Corporations Act 2001

/s/ Neal V. Fenwick	/s/ Esmond Selwyn Kilov
Signature of director	Signature of director
Neal Vernon Fenwick	Esmond Selwyn Kilov
Name of director (print)	Name of director

Executed by Bigadale Pty Limited in accordance with Section 127 of the Corporations Act 2001

/s/ Victor Robert Biggs	/s/ Esmond Selwyn Kilov
Signature of director	Signature of director
Victor Robert Biggs	Esmond Selwyn Kilov
Name of director (print)	Name of director